UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
 ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 ☐ Definitive Proxy Statement
 ☐ Definitive Additional Materials
 ☐ Soliciting Material under §240.14a-12
RVL PHARMACEUTICALS PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

400 Crossing Boulevard
Bridgewater, N.J. 08807, USA
April [  ], 2023
Dear Shareholder:
We cordially invite you to attend our 2023 Annual General Meeting of Shareholders on Thursday, June 15, 2023, at 10:00 AM (Eastern Time), 3:00 PM (Irish time), to be held at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland.
The proxy statement accompanying this letter describes the business we will consider at the meeting. In particular, I wish to highlight that, at this year’s Annual General Meeting of Shareholders, we are seeking shareholder approval of a waiver of potential offer obligations under Rule 9 of the Irish Takeover Panel Act 1997, Takeover Rules 2022 (the “Irish Takeover Rules”) in connection with the acquisition by our largest shareholders and persons connected with such shareholders of our ordinary shares (Proposal 3), which is described in more detail in the proxy statement accompanying this letter.
Your vote is important regardless of the number of ordinary shares you own. Whether or not you plan to attend the 2023 Annual General Meeting of Shareholders, we encourage you to consider the matters presented in the proxy statement accompanying this letter and vote as soon as possible. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.
Sincerely,

Brian Markison
Chief Executive Officer and Chairman of the Board of Directors

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take in relation to the proxy statement accompanying this Notice, and in particular in relation to Proposal 3, you are recommended to seek your own financial advice immediately from an independent financial adviser being, if you are resident in Ireland, an organization or firm authorized under the European Union (Markets in Financial Instruments) Regulations 2017 (S.I. No. 375/2017) or, if you are not so resident, from another appropriately authorized independent financial adviser.
RVL Pharmaceuticals plc
PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
NOTICE OF 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To be held on June 15, 2023
The 2023 Annual General Meeting of Shareholders (the “Annual Meeting”) of RVL Pharmaceuticals plc (the “Company” or “RVL”) will be held at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland, on Thursday, June 15, 2023, at 10:00 AM (Eastern Time), 3:00 PM (Irish time), for the following purposes as further described in the proxy statement accompanying this Notice:
1.
To elect, by separate resolutions, the eight directors specifically named in the proxy statement accompanying this Notice, each for a term extending until the conclusion of the Company’s next annual general meeting of shareholders;

2.
To ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023, and to authorize, in a binding vote, the board of directors, acting through the audit committee, to set the independent registered public accounting firm’s remuneration;

3.
To approve, having regard to The Irish Takeover Panel Act 1997, Takeover Rules 2022 (the “Irish Takeover Rules”) and to the conditions attached by the Irish Takeover Panel to the grant of a waiver under Rule 9 of the Irish Takeover Rules as set out in its letter dated April 4, 2023 to A&L Goodbody LLP (as described on page 28 of the proxy statement accompanying this Notice), the increase in the percentage of issued share capital of the Company held by the Concert Party (as defined on page 25 of the proxy statement accompanying this Notice) of up to 58.01% of the Enlarged Issued Share Capital (as defined on page 26 of the proxy statement accompanying this Notice) as a result of the acquisition by the Concert Party of up to 17,000,000 new ordinary shares in the capital of the Company on the basis that such increase will not result in the Concert Party or any member thereof becoming obliged to make an offer to the Company’s shareholders pursuant to Rule 9 of the Irish Takeover Rules;

4.
To grant the board of directors an updated authority under Irish law to allot and issue shares, warrants, convertible instruments and options for a period of five years, which proposal we refer to as the “directors’ allotment authority proposal;”

5.
If the directors’ allotment authority proposal (Proposal 4) is approved, to grant the board of directors an updated authority under Irish law to issue shares (including rights to acquire shares) for cash without first offering those shares to existing shareholders under pre-emptive rights that would otherwise apply to the issuance, which proposal we refer to as the “pre-emption rights opt-out proposal;”

6.
To receive and consider the Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2022 and the reports of the directors and auditors thereon, and to review the affairs of the Company; and

7.	To conduct any other business properly brought before the Annual Meeting.

Shareholders of record at the close of business on April [ ], 2023 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.
Proposals 1, 2 and 4 above are ordinary resolutions requiring a simple majority of the votes cast at the Annual Meeting to be approved. Proposal 5 is a special resolution requiring the approval of not less than 75% of the votes cast at the Annual Meeting. All proposals are more fully described in the proxy statement accompanying this Notice.
Only Independent Shareholders are entitled to cast votes on Proposal 3. Independent Shareholders are all shareholders of the Company except the Avista Shareholders, the Altchem Shareholders, the Management Individuals (as defined in the proxy statement accompanying this Notice) and director Gregory L. Cowan. Proposal 3 is an ordinary resolution requiring a simple majority of the votes of Independent Shareholders cast at the Annual Meeting to be approved.
There is no requirement under Irish law that the Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2022, or the reports of the directors and auditor thereon, be approved by the shareholders, and no such approval will be sought at the Annual Meeting.
If you wish to attend the Annual Meeting, you must be an RVL shareholder as of the close of business on April [  ], 2023 or hold a valid proxy for the Annual Meeting from such a shareholder. If you were not a shareholder of record but hold shares through a bank, broker or other nominee, you may present a brokerage statement showing proof of your ownership of ordinary shares of RVL as of April [  ], 2023. A shareholder entitled to attend and vote at the Annual Meeting is also entitled, using the proxy card provided, to appoint one or more proxies to attend, speak and vote on his or her behalf at the Annual Meeting. A proxy need not be a shareholder of record. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.
Bridgewater, N.J. USA	By Order of the Board of Directors

Christopher Klein
April [ ], 2023	Secretary

PROXY STATEMENT	1
PROPOSAL 1 ELECTION OF DIRECTORS	2
MANAGEMENT AND CORPORATE GOVERNANCE	5
Board Structure and Committee Composition	5
Our Board’s Role in Risk Oversight	8
Corporate Governance	8
Transactions with Related Persons	11
Equity Compensation Plan Information (As of December 31, 2022)	12
Share Ownership Information	13
EXECUTIVE AND DIRECTOR COMPENSATION	15
AUDIT COMMITTEE MATTERS	22
Audit Committee Report	22
Audit and Other Fees	23
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REMUNERATION	24
PROPOSAL 3 WAIVER OF OFFER OBLIGATIONS UNDER RULE 9 OF THE IRISH TAKEOVER RULES TO ENABLE ACQUISITION OF ORDINARY SHARES BY CONCERT PARTY	25
BACKGROUND DISCUSSION ON PROPOSALS 4 AND 5	29
PROPOSAL 4 GRANT OF UPDATED AUTHORITY TO ALLOT AND ISSUE NEW SHARES UP TO THE AMOUNT OF AUTHORIZED BUT UNISSUED SHARE CAPITAL WITHOUT SHAREHOLDER APPROVAL FOR A PERIOD OF FIVE YEARS	32
PROPOSAL 5 GRANT OF UPDATED AUTHORITY UNDER IRISH LAW TO ISSUE SHARES (INCLUDING RIGHTS TO ACQUIRE SHARES) FOR CASH WITHOUT FIRST OFFERING THOSE SHARES TO EXISTING SHAREHOLDERS UNDER PRE-EMPTIVE RIGHTS THAT WOULD OTHERWISE APPLY TO THE ISSUANCE	33
ADDITIONAL INFORMATION REQUIRED TO BE INCLUDED IN THIS PROXY UNDER THE IRISH TAKEOVER RULES	35
VOTING REQUIREMENTS AND PROXIES	48
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	48
HOUSEHOLDING OF PROXY MATERIALS	49
OTHER MATTERS	49
ATTENDING THE ANNUAL MEETING	50
i

RVL Pharmaceuticals plc
ANNUAL GENERAL MEETING OF SHAREHOLDERS
June 15, 2023
PROXY STATEMENT
The board of directors of RVL Pharmaceuticals plc (“RVL” or the “Company”) is soliciting your proxy for the 2023 Annual General Meeting of Shareholders (the “Annual Meeting”). Attendance in person or by proxy of a majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the Annual Meeting.
You may vote on the Internet, using the procedures and instructions described on the proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. If you vote by Internet, your use of that system, and specifically the entry of your pin number or other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act of 2014 (the “Irish Companies Act”), of each of Brian Markison and/or Christopher Klein, and/or each of their duly appointed substitutes if applicable, as your proxy to vote your shares on your behalf in accordance with your Internet instructions.
In addition to voting on the Internet, you may vote by telephone using the toll-free telephone number contained on the proxy card or voting instruction card. If you vote by telephone, your use of that telephone system, and specifically the entry of your pin number or other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act, of each of Brian Markison and/or Christopher Klein, and/or each of their duly appointed substitutes if applicable, as your proxy to vote your shares on your behalf in accordance with your telephone instructions. You may also vote by mail by completing and returning a proxy card or voting instruction card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. With proper documentation, you may also vote in person at the Annual Meeting.
You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card or delivering a written revocation to the Secretary of RVL at 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA. Your attendance at the Annual Meeting alone will not revoke your proxy.
Shareholders of record at the close of business on April [ ], 2023 are entitled to vote at the Annual Meeting. Each of the [    ] ordinary shares outstanding and held on the record date is entitled to one vote on Proposals 1, 2, 4 and 5. Each of the [    ] ordinary shares held by Independent Shareholders outstanding on the record date is entitled to one vote on Proposal 3.
This proxy statement, the proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on March 20, 2023 (the “Annual Report”) are being first made available to shareholders on or about the date of the notice of the Annual Meeting. The Irish Statutory Financial Statements for the fiscal year ended December 31, 2022 and the reports of the directors and auditors thereon will be made available to shareholders no later than May 23, 2023. Our registered office is at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland, and our primary U.S. office is at 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 15, 2023: This proxy statement and Annual Report for the year ended December 31, 2022 are, and the Irish Statutory Financial Statements for the year ended December 31, 2022 and the reports of the directors and auditors thereon will be no later than May 23, 2023, available to shareholders through our Internet website at ir.rvlpharma.com. Additionally, you may access our proxy materials at www.proxyvote.com, a website that does not have “cookies” that identify visitors to the website.

PROPOSAL 1
ELECTION OF DIRECTORS
RVL has a board of directors currently consisting of eight directors with terms expiring at the Annual Meeting.
At each annual general meeting of shareholders, directors are elected for a term of one year extending until the next annual general meeting of shareholders and until their successors are duly elected and qualified. The persons named in the enclosed proxy will vote to elect Brian Markison, Joaquin Benes, David Burgstahler, Gregory L. Cowan, Michael DeBiasi, Alisa Lask, Sriram Venkataraman and Juan Vergez as directors unless the proxy is marked otherwise. Each of the director nominees has indicated a willingness to serve, if elected. However, if a nominee should be unable to serve, the ordinary shares represented by proxies may be voted for a substitute nominee designated by the board of directors. We have no reason to believe that any of the above-mentioned persons will be unable to serve if elected.
We seek director nominees who possess the highest personal and professional ethics, integrity and values and are committed to representing the long-term interests of the Company’s shareholders. Nominees should possess the requisite ability, judgment and experience to oversee the Company’s business, and should contribute to the overall diversity of the board of directors. Accordingly, the board of directors considers the qualifications of nominees individually and in the broader context of its overall composition and the Company’s current and future needs. Nominees are selected such that the composition of the board of directors adheres to the standards of independence promulgated by the Nasdaq Stock Market. Our nominees hold or have held senior executive positions and, in these positions, have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other companies, including public companies in some instances, and each of our nominees has an understanding of corporate governance practices and trends.
In addition, each of our director nominees has prior service on our board of directors, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that each of our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each nominee in the individual biographies below.
Recommendation

Your Board of Directors recommends that you vote FOR the election of each of the nominees as director.

Brian Markison, age 63
Director since 2016
Brian Markison became a director and our Chief Executive Officer and Chairman of our board of directors in 2016. Mr. Markison has been a healthcare industry advisor to Avista Capital Partners since September 2012 and has more than 35 years of operational, marketing, commercial development and sales experience with international pharmaceutical companies. From July 2011 to July 2012, Mr. Markison served as the President and Chief Executive Officer and member of the board of directors of Fougera Pharmaceuticals Inc., a specialty pharmaceutical company in dermatology that was sold to Sandoz Ltd., the generics division of Novartis AG. Before leading Fougera, Mr. Markison was Chairman and Chief Executive Officer of King Pharmaceuticals, Inc., which he joined as Chief Operating Officer in March 2004. Mr. Markison was promoted to President and Chief Executive Officer later that year and elected Chairman in 2007. Prior to joining King Pharmaceuticals, Inc., Mr. Markison held various senior leadership positions at Bristol-Myers Squibb Company, including President of Oncology, Virology and Oncology Therapeutics Network; President of Neuroscience, Infectious Disease and Dermatology; and Senior Vice President, Operational Excellence and Productivity. Mr. Markison currently serves as Chairman of the board of Lantheus Holdings, Inc. and is on the board of directors of Cosette Pharmaceuticals, Inc. Mr. Markison is also a Director of the College of New Jersey. Mr. Markison received a B.S. degree from Iona College. Mr. Markison is being nominated to serve on our board of directors because of his strong commercial and operational management background and extensive experience in the pharmaceutical industry.

Joaquin Benes, age 34, Independent
Director since 2020
Joaquin Benes became a director in 2020. Mr. Benes has been a director at Helix Equities Ltd. since January 2017, and he was previously a senior associate at CPP Investment Board from September 2015 until January 2017. Mr. Benes earned a Bachelor of Economics from Universidad de San Andres in October 2010 and an M.B.A. from Harvard Business School in May 2015. Mr. Benes is being nominated to serve on our board of directors because of his financial acumen and experience investing in a wide range of private and public companies.
David Burgstahler, age 54, Independent
Director since 2016
David Burgstahler became a director in 2016. Mr. Burgstahler is the Managing Partner and Chief Executive Officer of Avista Capital Partners. From 2017 to 2019, Mr. Burgstahler also served as the Chief Executive Officer of Avista Healthcare Public Acquisition Corp. Mr. Burgstahler was a founding partner of Avista Capital Partners in 2005, was named President in 2009, Co-Chief Executive Officer in 2018, and Chief Executive Officer in 2021. Prior to forming Avista Capital Partners, Mr. Burgstahler was a partner of DLJ Merchant Banking Partners. Mr. Burgstahler was at DLJ Investment Banking from 1995 to 1997 and at DLJ Merchant Banking Partners from 1997 to 2005. Prior to that, Mr. Burgstahler worked at Andersen Consulting (now known as Accenture plc) and McDonnell Douglas (now known as The Boeing Company). Mr. Burgstahler currently serves as a director of Cosette Pharmaceuticals, United BioSource Corporation and XIFIN, Inc. Mr. Burgstahler also previously served on the board of directors of AngioDynamics, Inc., Arcadia Consumer Healthcare, Inc., Armored AutoGroup, Avista Healthcare Public Acquisition Corp., Avista Public Acquisition Corp. II, BioReliance Corp., ConvaTec Group, INC Research Holdings, Inc., Inform Diagnostics, Inc., Lantheus Holdings, Inc., MPI Research, Inc., Strategic Partners Inc., Visant, Warner Chilcott PLC and WideOpenWest, Inc. Mr. Burgstahler holds a B.S. in Aerospace Engineering from the University of Kansas and an M.B.A. from Harvard Business School. Mr. Burgstahler is being nominated to serve on our board of directors because of his extensive finance and management background, including over 20 years in banking and private equity finance, and his experience serving as a director for a diverse group of private and public companies.
Gregory L. Cowan, age 69, Independent
Director since 2019
Gregory L. Cowan became a director in 2019. Mr. Cowan previously served for one year as the Executive Vice President and Chief Financial Officer of Avantor, Inc. Mr. Cowan has also served for eight years as the Senior Vice President and Chief Financial Officer and five years as Corporate Controller of VWR Corporation, which was acquired by Avantor, Inc. in 2017. Prior to joining VWR Corporation, Mr. Cowan spent approximately five years at CDI Corporation, a professional services company, in various senior financial positions, most recently as Senior Vice President and Chief Accounting Officer. Prior to CDI Corporation, he was Vice President of Internal Audit at Crown Holdings, Inc. (formerly Crown Cork and Seal Company Inc.) for approximately eight years and a senior manager at PricewaterhouseCoopers LLC, where he served in various audit and consulting capacities for eleven years. Mr. Cowan currently serves as a director of eMolecules, Inc., Probo Medical, LLC and Taconic Biosciences, Inc. Mr. Cowan previously served as a director of Emtec, Inc. Mr. Cowan graduated from Rutgers University with a degree in accounting and finance. Mr. Cowan is being nominated to serve on our board of directors because of his financial acumen and qualification as an audit committee financial expert, corporate governance expertise and experience growing businesses.
Michael DeBiasi, age 47, Independent
Director since 2019
Michael DeBiasi became a director in 2019. Since December 2018, Mr. DeBiasi has been the Chief Executive Officer and a director of Arcadia Consumer Healthcare, Inc. From October 2014 to November 2018, Mr. DeBiasi held positions of increasing responsibility at Bayer US, where he was most recently Vice President and General Manager - US Nutritionals and Digestive Health. Prior to that, Mr. DeBiasi held senior positions at Merck & Co, Inc. and Welch Foods. Mr. DeBiasi earned a B.S. in Chemical Engineering from the University of Notre Dame and an M.B.A. in Finance and Marketing from Northwestern University, Kellogg School of Business. Mr. DeBiasi is being nominated to serve on our board of directors because of his track record as a successful business leader and his extensive experience building effective commercial teams and implementing appropriate governance, compliance and quality systems and processes.

Alisa Lask, age 52, Independent
Director since 2022
Alisa Lask became a director in 2022. Ms. Lask is currently the Chief Executive Officer of Rion Aesthetics, Inc., a clinical stage firm leveraging exosomes in investigational studies for hair restoration and wrinkle treatment. Rion Aesthetics also sells a medical grade skincare in aesthetic offices. Previously, Ms. Lask led the Galderma Aesthetics efforts as US General Manager where she oversaw all sales and marketing efforts for the injectable toxin and filler franchises. Previously, Ms. Lask was Senior Director of Global Strategic Marketing at Allergan, Vice President, Global Strategic Marketing at Zimmer Biomet and spent ten years at Eli Lilly in a number of positions of increasing responsibility, with her final role as Director, Global Neuroscience. Ms. Lask currently serves as a director of Nephros, Inc. and Collplant, Inc. Ms. Lask received her M.B.A. from the University of Michigan in Marketing and her B.A. in Marketing from Miami University of Ohio. Ms. Lask is being nominated to serve on our board of directors because of her extensive sales and marketing experience in the pharmaceutical and medical aesthetics industries.
Sriram Venkataraman, age 50, Independent
Director since 2016
Sriram Venkataraman became a director in 2016. Mr. Venkataraman is a Partner of Avista Capital Partners, having joined in 2007. Prior to joining Avista Capital Partners, Mr. Venkataraman was a Vice President in the Healthcare Investment Banking group at Credit Suisse Group AG, where he worked from 2001 to 2007. Previously, Mr. Venkataraman worked at GE Healthcare (formerly known as GE Medical Systems) from 1996 to 1999. He currently serves as a director of Probo Medical, LLC, XIFIN, Inc., Cosette Pharmaceuticals, Inc., Solmetex, LLC, Spear Education, LLC and eMolecules, Inc., and previously served as a director of Inform Diagnostics, Inc., National Spine & Pain Centers Holdings, LLC, OptiNose, Inc., AngioDynamics, Inc., Lantheus Holdings, Inc. and Zest Anchors, Inc. Mr. Venkataraman holds an M.S. in Electrical Engineering from the University of Illinois, Urbana-Champaign and an M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Venkataraman is being nominated to serve on our board of directors because of his experience in the healthcare industry, his strong finance and management background, and his experience serving as a director of private and public companies.
Juan Vergez, age 64, Independent
Director since 2016
Juan Vergez became a director in 2016. Mr. Vergez served as the President of Osmotica Argentina from November 2010 to May 2016 and as the New Business Director of Osmotica Argentina from May 2016 to December 2017. Mr. Vergez previously served as a director of Nutrifoods, S.A. Mr. Vergez is being nominated to serve on our board of directors due to his more than 40 years of experience in the pharmaceutical industry.

MANAGEMENT AND CORPORATE GOVERNANCE
Board Structure and Committee Composition
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee with the composition and responsibilities described below. Each committee operates under a written charter approved by the board of directors. The members of each committee are appointed by the board of directors and serve until their successors are elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. While each committee has designated responsibilities, the committees act on behalf of the entire board of directors. The committees regularly report on their activities to the entire board of directors.
Our board of directors held six meetings in 2022. During 2022, each director attended at least 75% of the board of directors’ meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served.
The table below provides information about the membership of the audit, compensation and nominating and corporate governance committees during 2022:
Name	Audit	Compensation	Nominating and Corporate Governance
Joaquin Benes	X
David Burgstahler		X*	X*
Gregory L. Cowan	X*	X
Michael DeBiasi	X
Alisa Lask(1)		X	X
Juan Vergez			X
Number of meetings held during 2022	6	4	4
*	Chairperson
(1)	Ms. Lask was appointed to serve on the compensation and nominating and corporate governance committees in August 2022.
Audit Committee
Our audit committee is currently comprised of Mr. Benes, Mr. Cowan and Mr. DeBiasi, with Mr. Cowan serving as chairman of the committee. Our board of directors has determined that each member of our audit committee meets the independence requirements of Rule 10A-3 under the Securities Exchange Act, as amended (the “Exchange Act”), the applicable rules of the Nasdaq Stock Market and the Irish Companies Act. Our board of directors has also determined that Mr. Cowan is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission (the “SEC”) regulations and has “competence in accounting or auditing” within the meaning of the Irish Companies Act. Our board of directors has adopted a written charter under which the audit committee operates. A copy of the audit committee charter is available on our website at ir.rvlpharma.com.
The audit committee’s primary duties and responsibilities are:
•
appointing, approving the compensation of and assessing the qualifications, performance and independence of our independent registered public accounting firm, and in particular the provision of additional services to each entity covered by the committee;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	monitoring the audit of our financial statements;

•	setting policies for our hiring of employees or former employees of our independent registered public accounting firm;
•
reviewing our significant risk exposures and assessing the steps that management has taken to monitor and control such exposures in support of the board of directors’ activities in overseeing the Company’s risk management and mitigation activities;

•	reviewing the adequacy of our internal control over financial reporting, including information system controls and security;
•	monitoring the effectiveness of our systems of internal control, internal audit and risk management for each entity covered by the committee;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•	reviewing and assessing the adequacy of the committee charter and submitting any changes to our board of directors for approval;
•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement;
•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions;
•	reviewing and discussing with management and our independent registered public accounting firm our earnings press releases and related guidance; and
•
recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K.

Compensation Committee
Our compensation committee is currently composed of Mr. Burgstahler, Mr. Cowan and Ms. Lask, with Mr. Burgstahler serving as chairman of the committee. Our board of directors has determined that Mr. Burgstahler, Mr. Cowan and Ms. Lask are “independent” as defined in the applicable rules of the Nasdaq Stock Market. Our board of directors has adopted a written charter under which the compensation committee operates. A copy of the compensation committee charter is available on our website at ir.rvlpharma.com.
The compensation committee’s primary duties and responsibilities are:
•
reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, the officers who report directly to the Chief Executive Officer and all officers who are “insiders” subject to Section 16 of the Exchange Act;

•
evaluating the performance of our Chief Executive Officer and such other officers in light of such corporate goals and objectives, and determining and approving or recommending to our board of directors for approval, the compensation of our Chief Executive Officer and such other officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•
conducting the independence assessment outlined in the listing standards of the Nasdaq Stock Market with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	annually reviewing and reassessing the adequacy of the committee charter and submitting any changes to our board of directors for approval;
•	reviewing and establishing our overall management compensation and our compensation philosophy and policy;

•	overseeing and administering our equity compensation and other compensatory plans;
•	reviewing and approving our equity and incentive policies and procedures for the grant of equity-based awards and approving the grant of such equity-based awards;
•	reviewing and making recommendations to our board of directors with respect to non-employee director compensation; and
•	producing a report, if required, on executive compensation to be included in our annual proxy statement or Annual Report on Form 10-K.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is currently composed of Mr. Burgstahler, Ms. Lask and Mr. Vergez, with Mr. Burgstahler serving as chairman of the committee. Our board of directors has determined that Mr. Burgstahler, Ms. Lask and Mr. Vergez are “independent” as defined in the applicable rules of the Nasdaq Stock Market. Our board of directors has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the nominating and corporate governance committee charter is available on our website at ir.rvlpharma.com.
The nominating and corporate governance committee’s primary duties and responsibilities are:
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by shareholders;
•	identifying individuals qualified to become members of our board of directors;
•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;
•	developing and recommending to our board of directors a set of corporate governance principles;
•	articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;
•	reviewing and recommending to our board of directors practices and policies with respect to directors;
•	reviewing and recommending to our board of directors the functions, duties and compositions of the committees of our board of directors;
•	reviewing and assessing the adequacy of the committee charter and submitting any changes to our board of directors for approval;
•	considering and reporting to our board of directors any questions of possible conflicts of interest of members of the board of directors;
•	providing for new director orientation and continuing education for existing directors on a periodic basis;
•	performing an evaluation of the performance of the committee; and
•	overseeing the evaluation of our board of directors.

Our Board’s Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the board of directors’ attention risks that are material to RVL. The board of directors has oversight responsibility for the systems established to report and monitor the most significant risks applicable to RVL. The board of directors believes that evaluating the executive team’s management of the various risks confronting RVL is one of its most important areas of oversight.
In accordance with this responsibility, the board of directors administers its risk oversight role both directly and through its committee structure and the committees’ regular reports at board meetings. The board of directors reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, cybersecurity, major litigation and other matters that may present material risks to the Company’s operations, plans or prospects or to the Company’s reputation, acquisitions and divestitures and senior management succession planning. The audit committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, regulatory compliance and compliance with orders under the Electronic Communications Privacy Act and data security. The compensation committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements and has determined that the risks arising from our compensation practices are not reasonably likely to have a material adverse effect on the Company.
Corporate Governance
Board Independence. The Nasdaq Stock Market rules require that the majority of our board of directors be independent and that our compensation and nominating and corporate governance committees be entirely independent.
Our board of directors evaluates any transactions and relationships between each director and director nominee and RVL and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, as adopted by the board of directors (the “Corporate Governance Guidelines”), an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the Nasdaq Stock Market. Our board of directors also conducts reviews to identify any transactions and relationships between each non-management director or any member of his or her immediate family and RVL. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. As a result of these evaluations and reviews, our board unanimously determined that all members of the board of directors, except for Mr. Markison, are independent under the governance and listing standards of the Nasdaq Stock Market. Accordingly, we are currently in compliance with all of the independence requirements applicable to us.

Board Expertise and Diversity. We seek a board of directors that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a board of directors that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and one member of our audit committee is an audit committee financial expert. The below table sets forth certain diversity characteristics of our board of directors:
Board Diversity Matrix (as of April [ ], 2023)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	6	—	1
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Demographic Background Undisclosed	1
Board Annual Performance Reviews. Our Corporate Governance Guidelines provide that the nominating and corporate governance committee is responsible for developing, subject to approval by the board of directors, a process for an annual evaluation of the board of directors and its committees, overseeing such evaluations and reporting the results to the board of directors. If the nominating and corporate governance committee so desires, it may be assisted by an outside consultant in developing such annual evaluation processes. In addition, the written charters of the audit committee, nominating and corporate governance committee and the compensation committee provide that each such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the board of directors on its findings.
Director Nominees. Under its charter, our nominating and corporate governance committee is responsible for recommending candidates to stand for election to the board of directors at the Company’s annual general meeting of shareholders and for recommending candidates to fill vacancies on the board of directors that may occur between annual general meetings of shareholders. The Corporate Governance Guidelines provide that director nominees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company. Directors are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all board of directors and applicable committee meetings. The nominating and corporate governance committee evaluates each individual in the context of the board of directors as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1- Election of Directors.”
The nominating and corporate governance committee considers properly submitted recommendations for candidates to the board of directors from shareholders. Any shareholder may submit in writing a candidate for consideration for each annual general meeting of shareholders at which directors are to be elected by not more than one hundred twenty (120) calendar days nor less than ninety (90) calendar days before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual general meeting. Any shareholder recommendations for consideration by the nominating and corporate governance committee should set forth as to each candidate (i) all information relating to such person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and, as to such shareholder submitting the nomination, (ii) all information required pursuant to Article 90.4 of our Articles of Association, including, but not limited to, the name and address of such shareholder and the number of ordinary shares owned by such shareholder. The shareholder should also be willing to provide such other information as the nominating and corporate governance committee may reasonably request. Recommendations should be sent to Christopher Klein, Secretary, RVL Pharmaceuticals plc, 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA. The nominating and corporate governance committee evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The nominating and corporate governance committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.
Board Leadership Structure. Under our Corporate Governance Guidelines, our board of directors may select a chairperson of the board of directors at any time, who may also be an executive officer of the Company. The board of directors has appointed Brian Markison as Chief Executive Officer and chairman of the board of directors. Mr. Markison also has significant prior experience with international pharmaceutical companies. Given Mr. Markison’s extensive experience and deep knowledge of the Company and our industry, the board of directors believes that combining the chairman and Chief Executive Officer positions is currently the most effective leadership structure for RVL. As Chief Executive Officer, Mr. Markison is intimately involved in the day-to-day operations of the Company and is best positioned to lead the board of directors in setting the strategic focus and direction for the Company. The board of directors believes that the combination of the chairman and Chief Executive Officer roles, as well as the exercise of key board of directors’ oversight responsibilities by independent directors, provides an effective balance for the management of the Company in the best interest of our shareholders.
Policies Relating to Directors. We require directors who are also employees of the Company to offer to tender their resignation from the board of directors at the same time they cease to be employed by the Company and/or its subsidiaries for any reason. At this time, the Company has not adopted a mandatory retirement age for directors. We expect each of our directors to attend each annual general meeting of shareholders, and in 2022, six of the seven directors then in office attended the annual general meeting of shareholders.
Code of Business Conduct and Ethics. We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our executive officers, and is designed to ensure that our business is conducted with integrity. Among other matters, the Code of Business Conduct and Ethics covers professional conduct, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. A copy of the Code of Business Conduct and Ethics is posted on our website, which is located at ir.rvlpharma.com/corporate-governance. We intend to disclose any future substantive amendments to, or waivers from, the Code of Business Conduct and Ethics within four business days of the waiver or amendment through a website posting or by the filing of a Current Report on Form 8-K with the SEC.
Communications with Directors. Shareholders and other interested parties may communicate directly with the board of directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Office of the Secretary, RVL Pharmaceuticals plc, 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the board of directors.
Policy Against Hedging of Stock
Our insider trading policy prohibits our directors, officers and employees from entering into hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership.
Online Availability of Information. The current versions of our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Compliance Program Overview and the charters for our audit, compensation and nominating and corporate governance committees are available on our website at: ir.rvlpharma.com/corporate-governance.

Transactions with Related Persons
The board of directors has adopted a related party transactions policy that governs the review and approval of related party transactions. Pursuant to this policy, if the Company wants to enter into a transaction with a related party or an affiliate of a related party, the audit committee will review the proposed transaction to determine, based on applicable rules of the Nasdaq Stock Market and the SEC, whether such transaction requires pre-approval by the audit committee or the board of directors. If pre-approval is required, the proposed transaction will be reviewed at the next regular or special meeting of the audit committee or the board of directors, as applicable. The Company may not enter into a related party transaction unless the audit committee has specifically confirmed in writing that either no further reviews are necessary or that all requisite corporate reviews have been obtained.
In the course of reviewing potential related person transactions, the board of directors considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for RVL entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the board of directors may deem relevant. Our General Counsel is primarily responsible for the implementation of processes and procedures for screening potential related party transactions and providing relevant information to the board of directors.
Shareholders’ Agreement
On October 17, 2018, in connection with our initial public offering (“IPO”), we entered into a shareholders’ agreement with certain affiliates of Avista Capital Partners (“Avista”) and of Altchem Limited (“Altchem” and each of Altchem and Avista, a “Sponsor”). The shareholders’ agreement provides, among other things, that:
•
for so long as Avista or Altchem, as applicable, owns at least 20% of our issued and outstanding ordinary shares, such Sponsor will be entitled to designate two individuals for nomination to serve on our board of directors; and

•
when Avista or Altchem, as applicable, own less than 20% but at least 10% of our issued and outstanding ordinary shares, such Sponsor will be entitled to designate one individual for nomination to serve on our board of directors.

Avista has designated David Burgstahler and Sriram Venkataraman as its nominees, and Altchem has designated Joaquin Benes and Juan Vergez as its nominees. We are required to take all necessary actions to maintain the composition of our board of directors as set forth above. Pursuant to the terms of the shareholders’ agreement and in proportion to the aforementioned board nomination rights, Avista and Altchem also have the right to designate members of our audit and compensation committees.
In addition, pursuant to the shareholders’ agreement, Avista and Altchem have the right to demand that we register any ordinary shares held by them, subject to certain terms and conditions, including a minimum expected aggregate gross proceeds threshold of $25.0 million. Avista and Altchem have the right, which they exercised in January 2020, to require us to file a registration statement on Form S-3 with the SEC. Accordingly, we filed a registration statement on Form S-3 in January 2020 and a subsequent registration statement on Form S-3 in January 2023 to register for resale the shares held by Avista, Altchem and certain of their respective affiliates. Avista and Altchem also have piggyback registration rights, such that, if we propose to register any of our shares, we are generally required to include shares that Avista and Altchem request to be included in such registration statement. We will be responsible for all registration expenses, other than underwriting discounts which will be borne by Avista or Altchem on a pro rata basis.
In November 2020, we entered into an amendment to the shareholders’ agreement with certain affiliates of Avista and Altchem pursuant to which Orbit Co-Invest I LLC was removed as a party to the shareholders’ agreement.
August 2022 Share Subscription Agreements
On August 4, 2022, we entered into a series of share subscription agreements (collectively, the “2022 Share Subscription Agreements”) with Athyrium Opportunities IV Co-Invest 2 LP, Avista Healthcare Partners, L.P., Brian Markison, our Chief Executive Officer, and James Schaub, our Chief Operating Officer (together, the

“Equity Purchasers”), pursuant to which we agreed to sell and issue to the Equity Purchasers, in a private placement (the “Private Placement”), 15,451,612 ordinary shares in the aggregate. Pursuant to the 2022 Share Subscription Agreements, the closing of the Private Placement occurred on August 8, 2022. Pursuant to the 2022 Share Subscription Agreements, we issued and sold, at a purchase price of $1.55 per ordinary share, (i) 6,451,612 ordinary shares to Athyrium Opportunities IV Co-Invest 2 LP; (ii) 8,000,000 ordinary shares to Avista Healthcare Partners, L.P.; (iii) 850,000 ordinary shares to Brian Markison; and (iv) 150,000 ordinary shares to James Schaub, for aggregate gross proceeds to us of approximately $24 million, before deducting offering expenses payable by us. The 2022 Share Subscription Agreements also provide the Equity Purchasers with certain registration rights, and, in August 2022, we filed a registration statement on Form S-3 with the SEC to register for resale the ordinary shares purchased by the Equity Purchasers in the Private Placement.
Compensation to Ben Markison
Ben Markison, son of Brian Markison, our Chief Executive Officer, serves as Director, Supply Chain at RVL Pharmaceuticals, Inc. For the year ended December 31, 2022, Mr. Ben Markison was paid approximately $191,000.
Equity Compensation Plan Information (As of December 31, 2022)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,808,407	$8.08	5,567,012
Equity compensation plans not approved by security holders	—	—	—
TOTAL	5,808,407	$8.08	5,567,012
(1)
Consists of 2,274,536 ordinary shares issuable upon exercise of outstanding options under the Amended and Restated RVL Pharmaceuticals plc 2016 Equity Incentive Plan and 2,500,222 ordinary shares issuable upon exercise of outstanding options and 1,033,649 ordinary shares issuable upon vesting of outstanding restricted stock units under the RVL Pharmaceuticals plc Amended and Restated 2018 Incentive Plan.

(2)
The weighted-average exercise price does not take into account 1,033,649 ordinary shares under the RVL Pharmaceuticals plc Amended and Restated 2018 Incentive Plan issuable upon vesting of outstanding restricted stock units, which have no exercise price.

(3)
Consists of 4,353,252 ordinary shares remaining available for issuance under the RVL Pharmaceuticals plc Amended and Restated 2018 Incentive Plan and 1,213,760 ordinary shares remaining available for issuance under the RVL Pharmaceuticals plc 2018 Employee Share Purchase Plan, 96,612 ordinary shares of which were issued on January 5, 2023. No further awards will be granted under the Amended and Restated RVL Pharmaceuticals plc 2016 Equity Incentive Plan.

Share Ownership Information
The following table sets forth information regarding the beneficial ownership of our ordinary shares as of March 31, 2023 by (i) such persons known to us to be beneficial owners of more than 5% of our ordinary shares, (ii) each director, director nominee and named executive officer and (iii) all directors and executive officers as a group. The percentages listed below are based on 99,349,814 ordinary shares outstanding as of March 31, 2023. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our ordinary shares. Generally, a person “beneficially owns” our ordinary shares if the person has or shares with others the right to vote those ordinary shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. In computing the number of ordinary shares beneficially owned by an individual or entity and the percentage ownership of that person, ordinary shares subject to options or other rights held by such person that are currently exercisable or that will become exercisable within sixty (60) calendar days of March 31, 2023 are considered outstanding, although these ordinary shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise noted, the address for each individual is c/o RVL Pharmaceuticals plc, 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA.
Name	Number of shares	Percentage
Beneficial holders of 5% or more of our outstanding ordinary shares:
Avista Healthcare Partners, L.P.(1)	23,730,864	23.9%
Altchem Limited and Affiliate(2)	23,667,540	23.8%
Shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP(3)	14,600,444	14.7%
Directors and named executive officers:
Brian Markison(4)	3,853,916	3.8%
Joaquin Benes(5)	—	—
David Burgstahler(6)	—	—
Gregory L. Cowan	50,055	*
Alisa Lask	9,557	*
Michael DeBiasi	—	—
Sriram Venkataraman(6)	—	—
Juan Vergez(5)	—	—
James Schaub(7)	1,034,125	1.0%
Christopher Klein(8)	433,148	*
All Directors and Executive Officers as a Group (10 persons)(9)	5,380,801	5.3%
*	Indicates less than 1.0%
(1)
The shares included in the table above are held by Avista Healthcare Partners, L.P. Avista Healthcare Partners GP, Ltd., or AHP GP, serves as the general partner of Avista Healthcare Partners, L.P. As a result, AHP GP may be deemed to share beneficial ownership of the ordinary shares held by Avista Healthcare Partners, L.P. Voting and disposition decisions at AHP GP with respect to the ordinary shares held by Avista Healthcare Partners, L.P. are made by an investment committee, the members of which include David Burgstahler and Sriram Venkataraman, each of whom is a member of our board of directors. Each of the members of the investment committee disclaims beneficial ownership of the ordinary shares held Avista Healthcare Partners, L.P. The address for each of these entities is 65 East 55th Street, 18th Floor, New York, N.Y. 10022, USA.

(2)
The shares included in the table above consist of 22,485,297 ordinary shares held by Altchem Limited and 1,182,243 ordinary shares held by Orbit Co-Invest A-1 LLC. Altchem Limited serves as the Manager of Orbit Co-Invest A-1 LLC. As a result, Altchem Limited may be deemed to share beneficial ownership of the ordinary shares held by Orbit Co-Invest A-1 LLC. Voting and disposition decisions with respect to ordinary shares beneficially owned by Altchem Limited are made by Harsaul Foundation, a foundation organized in Panama, in its absolute discretion. As a result, Harsaul Foundation may be deemed to share beneficial ownership of the ordinary shares held by each of Altchem Limited and Orbit Co-Invest A-1 LLC. The address for Altchem Limited is Karaiskaki, 6, City House, 3032, Limassol, Cyprus. The mailing address for Orbit Co-Invest A-1 LLC is 885 Third Avenue, 17th Floor, New York, N.Y. 10022, USA. The registered address for Harsaul Foundation is Ave. Samuel Lewis and 54 Street, Panama, Republic of Panama.

(3)
As reported in a Schedule 13G filed on August 11, 2022, shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP, including Athyrium Opportunities Associates IV LP, Athyrium Opportunities Associates IV GP LLC, Athyrium Opportunities IV Co-Invest 2 LP, Athyrium Opportunities Associates IV Co-Invest LLC, Athyrium Funds GP Holdings LLC and Jeffrey A. Ferrell, beneficially own 14,600,444 ordinary shares and 2,000,000 warrants to purchase ordinary shares at an exercise price of $3.10 per warrant, subject to adjustments as provided under the terms of the form of warrant. The warrants held by the shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP are subject to a limitation pursuant to which the shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP may not exercise the warrants if such exercise would cause the shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP to beneficially own ordinary shares in an amount exceeding the “Beneficial

Ownership Limitation” then in effect. The Beneficial Ownership Limitation is subject to adjustment upon sixty-one (61) calendar days’ notice by the holder of the warrants to the Company and, as of March 31, 2023, was 9.99% of the outstanding ordinary shares. As a result, none of the ordinary shares underlying the warrants are deemed to be beneficially owned by the shareholders affiliated with Athyrium Opportunities IV Acquisition 2 LP.
(4)	Includes 1,515,674 ordinary shares that may be acquired by Mr. Markison upon the exercise of outstanding options exercisable within sixty (60) calendar days of March 31, 2023.
(5)	Excludes the ordinary shares held by Altchem Limited and Orbit Co-Invest A-1 LLC. See footnote 2 above.
(6)	Excludes the ordinary shares held by Avista Healthcare Partners, L.P. See footnote 1 above.
(7)
Includes 522,027 ordinary shares that may be acquired by Mr. Schaub upon the exercise of outstanding options exercisable within sixty (60) calendar days of March 31, 2023 and 18,313 ordinary shares that may be acquired by Mr. Schaub upon the vesting of outstanding restricted stock units that vest within sixty (60) calendar days of March 31, 2023.

(8)
Includes 265,017 ordinary shares that may be acquired by Mr. Klein upon the exercise of outstanding options exercisable within sixty (60) calendar days of March 31, 2023 and 17,887 ordinary shares that may be acquired by Mr. Klein upon the vesting of outstanding restricted stock units that vest within sixty (60) calendar days of March 31, 2023.

(9)
Includes 2,302,718 ordinary shares that may be acquired by executive officers upon exercise of outstanding options exercisable within sixty (60) calendar days of March 31, 2023 and 36,200 ordinary shares that may be acquired by executive officers upon vesting of outstanding restricted stock units that vest within sixty (60) calendar days of March 31, 2023. Excludes the ordinary shares held by Avista Healthcare Partners, L.P., Altchem Limited and Orbit Co-Invest A-1 LLC. See footnotes 1 and 2 above.

EXECUTIVE AND DIRECTOR COMPENSATION
This section provides an overview of the compensation awarded to, earned by or paid to our principal executive officer, our other two most highly compensated executive officers who were serving as executive officers as of December 31, 2022, and a former executive officer as required by SEC rules, in respect of their service to us for the year ended December 31, 2022. We refer to our principal executive officer, the other two executive officers, and our former executive officer as our named executive officers. Our named executive officers are:
•	Brian Markison, our President, Chief Executive Officer and Principal Financial Officer;
•	James Schaub, our Executive Vice President and Chief Operating Officer;
•	Christopher Klein, our General Counsel and Secretary; and
•	Tina deVries, Ph.D., our former Executive Vice President, Research & Development.
Summary Compensation Table
The following table sets forth the compensation awarded to, earned by or paid to our named executive officers in respect of their service to us for the years ended December 31, 2022 and 2021.
Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)	Option awards ($)(3)	Nonequity incentive plan compensation ($)	All other compensation ($)(4)	Total ($)
Brian Markison President, Chief Executive Officer and Principal Financial Officer	2022	525,000	—	—	—	—	—	525,000
	2021	664,615	—	—	768,750	—	—	1,433,365
James Schaub EVP and Chief Operating Officer	2022	355,000	—	—	—	—	12,200	367,200
	2021	418,462	90,000	—	312,268	—	11,506	832,236
Christopher Klein General Counsel & Secretary	2022	355,000	—	—	—	—	12,200	367,200
	2021	410,000	90,000	—	312,268	—	11,600	823,868
Tina deVries, Ph.D.(5) Former EVP, Research & Development	2022	147,462	—	—	—	—	414,014	561,476
	2021	410,000	—	—	271,180	—	11,600	692,780
(1)
Amount shown in this column for Mr. Markison for 2022 includes director fees for his service on our board of directors during 2022 ($16,000) and his base salary as our President, Chief Executive Officer and Principal Financial Officer ($509,000). Amount shown in this column for Mr. Markison for 2021 includes director fees for his service on our board of directors during 2021 ($16,000) and his base salary as our President and Chief Executive Officer ($648,615).

(2)	Amounts shown in this column for Messrs. Schaub and Klein represent discretionary bonuses awarded by our compensation committee in respect of key Company achievements during 2021.
(3)
Amounts shown in this column represent the aggregate grant date fair value of options to purchase our ordinary shares granted to our named executive officers in 2021, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to value the options for this purpose are set forth in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. No equity awards were granted to our named executive officers during 2022.

(4)
Amounts shown in this column for Messrs. Schaub and Klein for 2022 represent 401(k) plan company matching contributions. Amount shown in this column for Dr. deVries for 2022 includes 401(k) plan company matching contributions ($5,845), severance payments ($288,669), COBRA payments ($4,909), payments for accrued but unused vacation time ($35,841) and consulting fees ($78,750). Amounts shown in this column for Messrs. Schaub and Klein and Dr. deVries for 2021 represent 401(k) plan company matching contributions.

(5)	Dr. deVries’ employment with us ended on May 31, 2022.
Overview
Our executive compensation program is designed to attract, retain and reward key employees, to incentivize them based on corporate achievements during a period of transition and growth for the Company, and to align their interests with the interests of our shareholders. Our Chief Executive Officer makes recommendations to our compensation committee about the compensation of his direct reports, including the named executive officers (other than himself) and our compensation committee is responsible for determining the compensation of our executive officers, other than our Chief Executive Officer. Our compensation committee makes recommendations with respect to our Chief Executive Officer’s compensation to our board of directors.
Our compensation committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consulting firm, to assist in evaluating the Company’s executive and director compensation practices, including program design, identification of an appropriate peer group for compensation comparison purposes and providing pay benchmarking data. Prior to engaging Pearl Meyer, and annually thereafter, our compensation committee has assessed the independence of Pearl Meyer from our executive officers and the members of our board of directors and, on the basis of that assessment and taking into consideration the independence factors that are required to be considered under applicable stock exchange rules, determined that no relationships exist that would create a conflict of interest or that would compromise Pearl Meyer’s independence.
2022 Base Salary and Annual Bonus
The employment agreement with each named executive officer, described below, established a base salary for such officer, which is subject to discretionary increase (for Mr. Markison) or change (for Messrs. Schaub and Klein and, prior to the termination of her employment, Dr. deVries). Each of our currently employed named executive officers is paid a base salary reflecting his skill set, experience, performance, role and responsibilities. Each named executive officer’s base salary for 2022 was as follows: Mr. Markison, $525,000; Mr. Schaub, $355,000; Mr. Klein, $355,000; and Dr. deVries, $355,000.
As described below, each named executive officer has a target annual bonus opportunity based on his or her base salary earned with respect to the applicable year, as set forth in his or her employment agreement. Each named executive officer’s target annual bonus for 2022, as a percentage of base salary, was as follows: Mr. Markison, 60% of his annual base salary; and each of Messrs. Schaub and Klein and Dr. deVries, 40% of his or her annual base salary. The performance goals associated with annual bonuses for 2022 for Mr. Markison were related to Upneeq net sales and an R&D pipeline objective and for Messrs. Schaub and Klein were related to Upneeq net sales. Our compensation committee determined that the corporate goals were not met and did not award annual bonuses to our named executive officers in respect of service during 2022. Given her termination of employment, Dr. deVries was not eligible for a 2022 bonus.
Agreements with Our Named Executive Officers
Each of our currently employed named executive officers is, and prior to her termination of employment Dr. deVries was, party to an employment agreement with one of our subsidiaries that sets forth the terms and conditions of his or her employment with us. Each such agreement provides for “at will” employment. Each agreement contains nondisclosure, nonsolicitation, noncompetition and assignment of intellectual property and other obligations by which the executive is bound. The terms “cause,” “good reason” and “change in control” referred to below are defined in each named executive officer’s employment agreement. In addition, Mr. Markison is party to a letter of appointment with us that sets forth the terms and conditions of his membership on our board of directors. The material terms of employment agreements with each of our named executive officers and Mr. Markison’s letter of appointment are described below.
Mr. Markison. We entered into an employment agreement with Mr. Markison on December 3, 2015, which was most recently amended by a letter agreement on November 5, 2021 that provides for a fixed base salary level, subject to discretionary increase, and a target annual bonus equal to 60% of his annual base salary, with the actual amount of any bonus earned based on the achievement of performance objectives. Mr. Markison is eligible to participate in our benefit plans, as in effect from time to time.
In addition, pursuant to a letter of appointment with Mr. Markison, effective as of January 1, 2019, in respect of his service on our board of directors for 2022, $16,000 of Mr. Markison’s base salary was paid in respect of his service as a director. In addition, Mr. Markison is entitled to receive reimbursement for reasonable expenses incurred in connection with his duties as a director.
Mr. Schaub. We entered into an employment agreement with Mr. Schaub on December 16, 2013 that provides for a fixed base salary level, subject to discretionary adjustments and which has subsequently been adjusted, and a target annual bonus equal to 50% of his annual base salary (which has subsequently been decreased to 40%), with the actual amount of any bonus earned based on the achievement of performance objectives. Mr. Schaub is eligible to participate in our benefit plans, as in effect from time to time.
Mr. Klein. We entered into an employment agreement with Mr. Klein on December 16, 2013 that provides for a fixed base salary level, subject to discretionary adjustments and which has subsequently been adjusted, and a target annual bonus equal to 50% of his annual base salary (which has subsequently been decreased to 40%), with the actual amount of any bonus earned based on the achievement of performance objectives. Mr. Klein is eligible to participate in our benefit plans, as in effect from time to time.
Dr. deVries. We entered into an employment agreement with Dr. deVries on May 2, 2016 that provided for a fixed base salary level, subject to annual review and which was subsequently adjusted, and a target annual bonus equal to 50% of her annual base salary (which was subsequently decreased to 40%), with the actual amount of any bonus earned based on the achievement of performance objectives. Dr. deVries was eligible to participate in our benefit plans, as in effect from time to time.
Termination of Employment Without Cause or for Good Reason. If Mr. Markison’s employment is terminated by us without cause or by him for good reason, he will be entitled to receive (i) a lump sum amount equal to his annual base salary, (ii) a lump sum amount equal to his full target bonus for the year of termination, and (iii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination. In addition, if Mr. Markison elects to receive COBRA health care continuation coverage, we will pay a portion of his monthly COBRA premiums for 24 months following the date of termination in an amount equal to the employer portion of applicable group medical and dental premiums as in effect on the date of termination.
Pursuant to our employment agreement with each of Mr. Schaub and Mr. Klein, if the executive’s employment is terminated by us without cause or by the executive for good reason, he will be entitled to receive (i) an amount equal to his monthly base salary, payable for 12 months following termination in accordance with our payroll schedule, (ii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination, paid at the same time annual bonuses are paid to employees generally, and (iii) a pro rata annual bonus for the year of termination, based on actual performance and paid at the same time annual bonuses are paid to employees generally. In addition, if the executive elects to receive COBRA health care continuation coverage, we will pay his monthly COBRA premiums for up to 12 months following the date of termination.
Termination of Employment by Reason of Death or Disability. Pursuant to our employment agreement with each of Messrs. Markison, Schaub and Klein, if the executive’s employment is terminated by reason of his death or disability, he will be entitled to receive (i) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination, paid at the same time annual bonuses are paid to employees generally, and (ii) a pro rata annual bonus for the year of termination, based on actual performance and paid at the same time annual bonuses are paid to employees generally.
Termination of Employment Without Cause or for Good Reason Following a Change in Control. If Mr. Markison’s employment is terminated by us without cause or by him for good reason, in either case, within 12 months following a change in control, in lieu of the benefits described above, Mr. Markison will be entitled to receive (i) a lump sum amount equal to the greater of his annual base salary on the date of termination or the day immediately prior to the change in control, (ii) a lump sum amount equal to the greater of his target annual bonus for the year of termination or for the year in which the change in control occurs, and (iii) a lump sum amount equal to any earned, but unpaid, annual bonus for the year prior to the year of termination. In addition, if Mr. Markison elects to receive COBRA health care continuation coverage, we will pay a portion of his monthly COBRA premiums for 24 months following the date of termination in an amount equal to the employer portion of applicable group medical and dental premiums as in effect on the date of termination.
Neither Mr. Schaub nor Mr. Klein is entitled to any enhanced severance benefits in connection with a termination of the executive’s employment by us without cause or by the executive for good reason following a change in control.
Severance Subject to Release of Claims. Our obligation to provide an executive with severance payments and other benefits under the executive’s employment agreement is conditioned on the executive signing (and not subsequently revoking) an effective release of claims in favor of us.
Equity Awards. Outstanding restricted stock units granted to our named executive officers in 2019 and 2020 will become fully vested if the named executive officer’s employment is terminated by us without cause or by the named executive officer for good reason, in either case on or within 18 months following the Divestiture, which 18-month period has passed. In addition, in connection with a change in control occurring after the Divestiture, options to purchase our ordinary shares granted to our named executive officers in 2021 will become fully vested and exercisable if they are not assumed or substituted for by the acquirer or if the named executive officer’s employment is terminated by us without cause or by the named executive officer for good reason, in either case on or within 18 months following the change in control.
Dr. deVries Separation and Transition. Dr. deVries’s employment with us ended effective May 31, 2022 (the “Transition Date”), and at such time she transitioned to serving as a consultant to us. In connection with her separation of employment on May 31, 2022, we entered into a separation and transition letter agreement with Dr. deVries, which provided that her consulting period would begin on the Transition Date and end on January 31, 2023 (the “Consulting Period”). In exchange for Dr. deVries’s agreement to provide consulting services to us during the Consulting Period, she was entitled to (i) a consulting fee of $11,250 per month ($90,000 for eight months), pro-rated for any partial month of service and (ii) continued vesting of any outstanding equity awards that she held at the time of separation under the 2018 Plan in accordance with the terms of such awards through the end of the Consulting Period.
Under the separation and transition letter agreement entered into with Dr. deVries at the time of her termination of employment, Dr. deVries was entitled to severance of (i) an amount equal to her annual base salary of $355,000 plus her target annual bonus of 40% of her base salary, payable over a period of 12 months following the Transition Date and (ii) subject to Dr. deVries electing to receive COBRA health care continuation coverage for her and her eligible dependents, her monthly COBRA premiums for up to 12 months following the Transition Date, in each case contingent on her signing (and not subsequently revoking) an effective release of claims in favor of us. In addition, the restricted stock units granted to Dr. deVries on January 24, 2019 and May 18, 2020 that were outstanding and unvested as of the end of the Consulting Period fully vested as of such time. Under her employment agreement, Dr. deVries agreed not to compete with us for one year following her termination of employment or solicit our customers, suppliers, other parties that we or our affiliates do business with, employees, officers or independent contractors for one year following her termination of employment. In addition, she has agreed to perpetual confidentiality and non-disparagement covenants and an assignment of intellectual property covenant.
Employee Benefits Plans
We currently provide broad-based health and welfare benefits that are available to all of our employees, including our named executive officers, including medical, dental, vision, life and disability insurance. In addition, we maintain a 401(k) plan, under which eligible employees may elect to defer their current eligible compensation, subject to the limits imposed by the Internal Revenue Code. The 401(k) plan also provides that we will make company matching contributions equal to 100% of each employee’s elective deferrals up to 3% of base salary, plus 50% of each employee’s elective deferrals between 3% and 5% of base salary. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our named executive officers.
Equity-Based Compensation
None of our named executive officers received grants of equity-based awards in 2022.

Outstanding Equity Awards at Year-End Table
The following table sets forth information concerning the outstanding equity awards held by each of our named executive officers at December 31, 2022.
	Option Awards			Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($/share)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Brian Markison	1,285,052	—	14.95	5/5/2026(2)	—	—
	166,562	448,438	1.80	11/4/2031(3)	—	—
	—	—	—	—	387,991(4)	434,550
	—	—	—	—	249,787(5)	279,761
James Schaub	428,350	—	14.95	5/5/2026(6)	—	—
	67,657	182,157	1.80	11/4/2031(7)	—	—
	—	—	—	—	26,213(8)	29,359
	—	—	—	—	36,627(9)	41,022
Christopher Klein	171,340	—	14.95	5/5/2026(10)	—	—
	67,657	182,157	1.80	11/4/2031(7)	—	—
	—	—	—	—	26,213(8)	29,359
	—	—	—	—	35,776(11)	40,069
Tina deVries, Ph.D.	171,340	—	14.95	5/5/2026(12)	—	—
	58,755	158,189	1.80	11/4/2031(13)	—	—
	—	—	—	—	26,213(8)	29,359
	—	—	—	—	35,776(11)	40,069
(1)
Amounts in this column determined based on the fair market value of our ordinary shares of $1.12 per share, which was the closing price of an ordinary share on December 30, 2022, the last trading day of the fiscal year, as reported on the Nasdaq Global Select Market.

(2)
Represents an option to purchase 30,000 common units granted on May 5, 2016, as adjusted to reflect a conversion into an option to purchase our ordinary shares in connection with a reorganization undertaken prior to our initial public offering. Fifty percent of the award vested as follows: 25% of the shares underlying the award vested on each of February 3, 2017, February 3, 2018, February 3, 2019 and February 3, 2020. The remaining 50% of the shares underlying the award vested on each anniversary of our initial public offering as follows: 25% of the shares underlying the award vested on each of October 18, 2019 and October 18, 2020, and the remainder of the shares underlying the award vested in connection with the Divestiture.

(3)
Represents an option to purchase 615,000 of our ordinary shares, which vested as to 25% of the shares underlying the option on November 4, 2022 and as to the remaining 75% of the shares underlying the option in 36 monthly installments thereafter, generally subject to Mr. Markison’s continued employment with us through the applicable vesting date.

(4)
Represents 387,991 restricted stock units granted on February 25, 2019, which vest as to 100% of the shares underlying the award on February 25, 2024, generally subject to Mr. Markison’s continued employment with us through the applicable vesting date.

(5)
Represents 249,787 restricted stock units granted on May 20, 2020, which vest as to 100% of the shares underlying the award on May 20, 2025, generally subject to Mr. Markison’s continued employment with us through the applicable vesting date.

(6)
Represents an option to purchase 10,000 common units granted on May 5, 2016, as adjusted to reflect the conversion into an option to purchase our ordinary shares in connection with a reorganization undertaken prior to our initial public offering. Fifty percent of the award vested as follows: 25% of the shares underlying the award vested on each of February 3, 2017, February 3, 2018, February 3, 2019 and February 3, 2020. The remaining 50% of the shares underlying the award vested on each anniversary of our initial public offering as follows: 25% of the shares underlying the award vested on each of October 18, 2019 and October 18, 2020, and the remainder of the shares underlying the award vested in connection with the Divestiture.

(7)
Represents an option to purchase 249,814 of our ordinary shares, which vested as to 25% of the shares underlying the option on November 4, 2022 and vests as to the remaining 75% of the shares underlying the option in 36 monthly installments thereafter, generally subject to the executive’s continued employment with us through the applicable vesting date.

(8)
Represents 104,849 restricted stock units granted on January 24, 2019, which vested as to 25% of the shares underlying the award on each of January 24, 2020, January 24, 2021, January 24, 2022 and January 24, 2023, generally subject to the executive’s continued employment with us through the applicable vesting date.

(9)
Represents 73,253 restricted stock units granted on May 18, 2020, which vested as to 25% of the shares underlying the award on each of May 18, 2021 and May 18, 2022 and vest as to 25% of the shares underlying the award on each of May 18, 2023 and May 18, 2024, generally subject to Mr. Schaub’s continued employment with us through the applicable vesting date.

(10)
Represents an option to purchase 4,000 common units granted on May 5, 2016, as adjusted to reflect the conversion into an option to purchase our ordinary shares in connection with a reorganization undertaken prior to our initial public offering. Fifty percent of the award vested as follows: 25% of the shares underlying the award vested on each of February 3, 2017, February 3, 2018, February 3, 2019 and February 3, 2020. The remaining 50% of the shares underlying the award vested on each anniversary of our initial public offering as follows: 25% of the shares underlying the award vested on each of October 18, 2019 and October 18, 2020, and the remainder of the shares underlying the award vested in connection with the Divestiture.

(11)
Represents 71,550 restricted stock units granted on May 18, 2020, which vested as to 25% of the shares underlying the award on each of May 18, 2021 and May 18, 2022 and vest as to 25% of the shares underlying the award on each of May 18, 2023 and May 18, 2024, generally subject to the executive’s continued employment with us through the applicable vesting date.

(12)
Represents an option to purchase 4,000 common units granted on May 5, 2016, as adjusted to reflect the conversion into an option to purchase our ordinary shares in connection with a reorganization undertaken prior to our initial public offering. Fifty percent of the award vested as follows: 25% of the shares underlying the award vested on each of May 2, 2017, May 2, 2018, May 2, 2019 and May 2, 2020. The remaining 50% of the shares underlying the award vested on each anniversary of our initial public offering as follows: 25% of the shares underlying the award vested on each of October 18, 2019 and October 18, 2020, and the remainder of the shares underlying the award vested in connection with the Divestiture.

(13)
Represents an option to purchase 216,944 of our ordinary shares, which vested as to 25% of the shares underlying the option on November 4, 2022 and vests as to the remaining 75% of the shares underlying the option in 36 monthly installments thereafter, generally subject to the executive’s continued employment with us through the applicable vesting date. In connection with Dr. deVries’s termination of employment, the shares underlying the options ceased vesting and were forfeited as of the end of the Consulting Period, January 31, 2023.

Director Compensation
The following table sets forth information concerning the compensation awarded to, earned by or paid to our non-employee directors during 2022. Mr. Markison’s compensation is included with that of our other named executive officers above in “Summary Compensation Table.”
Name	Fees Paid or Earned in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Joaquin Benes(3)	—	—	—
David Burgstahler(3)	—	—	—
Gregory L. Cowan	234,000	—	234,000
Michael DeBiasi	309,100	—	309,100
Alisa Lask(4)	18,939	141,000	159,939
Sriram Venkataraman(3)	—	—	—
Juan Vergez(3)	—	—	—
(1)
Amounts in this column represent fees earned in 2022. For Mr. DeBiasi, the amount includes the additional cash retainer paid in 2022 in lieu of an initial restricted stock unit award ($87,500) and the additional annual cash retainer paid in 2022 in lieu of an annual restricted stock unit award ($175,000), as described below. The total additional cash retainer payable to Mr. DeBiasi in lieu of an initial restricted stock unit award was $262,500, payable over three years, 2020, 2021 and 2022, subject to Mr. DeBiasi’s continued service on our board of directors. For Mr. Cowan, the amount includes the additional cash retainer paid in 2022 in lieu of an annual restricted stock unit award ($175,000), as described below.

(2)
Amounts shown in this column represent the aggregate grant date fair value of restricted stock units granted to Ms. Lask in 2022 computed by multiplying the number of restricted stock units subject to the respective grant by the closing price of our ordinary shares on the grant date. As of December 31, 2022, Ms. Lask held 75,000 outstanding restricted stock units. No other non-employee directors held Company equity awards. Non-employee directors who are also partners or employees of, or otherwise affiliated with, Avista or Altchem are not eligible to receive Company equity awards at this time.

(3)	Directors affiliated with Avista or Altchem did not receive fees for their service on our board of directors with respect to 2022.
(4)	Ms. Lask joined our board of directors on August 10, 2022.
Under our director compensation program, which was approved by the board of directors in January 2019 and updated in November 2021 and August 2022, all non-employee directors are eligible to receive the following compensation, pro-rated to reflect any partial year of service: (i) an annual cash retainer of $38,000 for service as a member of the board of directors, (ii) an additional cash retainer for service as a member or chairperson of our audit, compensation or nominating and corporate governance committees as set forth in the table below, and (iii) an annual equity award of restricted stock units in an amount to be determined, which will vest upon the earlier of (x) the first anniversary of the grant date and (y) the Company’s next annual general meeting of shareholders. In addition, in connection with the initial appointment of a non-employee director to the Board, the Company will grant such director an initial restricted stock unit award in an amount to be determined, one-third of which will vest on each of the first three anniversaries of the grant date. During 2022, Ms. Lask received an initial equity award of 75,000 restricted stock units, which was the amount determined by the board of directors in consultation with Pearl Meyer based on an approximate percentage of Company shares outstanding. The Company will also reimburse all non-employee directors for expenses incurred in connection with attending board and committee meetings.
Due to certain requirements of the Irish Takeover Rules, non-employee directors who are also partners or employees of, or otherwise affiliated with, Avista or Altchem are not eligible to receive Company equity awards at this time. In March 2020 and June 2022, the board of directors approved updates to our director compensation program in order to provide certain non-employee directors who may be deemed to be affiliated with Avista and/or Altchem under the Irish Takeover Rules with additional cash retainers in lieu of the annual and initial restricted stock unit awards they would have been entitled to receive under this program had they been eligible to receive Company equity awards. These non-employee directors, selected by the board of directors, will be eligible to receive (i) an additional annual cash retainer, which was $125,000 in 2022, pro-rated to reflect any partial year of service, which will vest upon the earlier of (x) the first anniversary of the grant date and (y) the Company’s next annual general meeting of shareholders and (ii) an initial cash retainer in an amount to be determined, one-third of which will vest on each of the first three anniversaries of the vesting commencement date. In 2021, each of Messrs. Cowan and DeBiasi received an additional annual cash retainer grant of $175,000, which vested and was payable on June 16, 2022, and is included in the table above. In 2022, each of Messrs. Cowan and DeBiasi received an additional annual cash retainer grant of $125,000, which will vest on, and be payable within sixty (60) days of, June 15, 2023, the date of the 2023 Annual General Meeting of Shareholders.
A schedule of board of directors and committee fees is below.
Board and Committee Fees	2022 ($)
Audit Committee Member	8,600
Audit Committee Chair	15,000
Compensation Committee Member	6,000
Compensation Committee Chair	13,000
Nominating and Corporate Governance Committee Member	4,400
Nominating and Corporate Governance Committee Chair	9,400
Board of Directors Retainer	38,000

AUDIT COMMITTEE MATTERS
Audit Committee Report
We operate in accordance with a written charter adopted by the board of directors and reviewed annually by the audit committee. We are responsible for overseeing the quality and integrity of RVL’s accounting, auditing and financial reporting practices. In accordance with the rules of the SEC and the Nasdaq Stock Market, the audit committee is composed of members who are independent, as defined by the listing standards of the Nasdaq Stock Market and our Corporate Governance Guidelines. Further, the board of directors determined during 2022 that Mr. Cowan was an audit committee financial expert as defined by the rules of the SEC.
The audit committee met six times during 2022, including meetings with our Chief Executive Officer and our principal accounting officer and other members of management, internal auditors and Ernst & Young LLP (“EY”), our current independent registered public accounting firm. Four of these meetings were held prior to the public release of RVL’s quarterly earnings press release announcement in order to discuss the financial information and any earnings guidance contained in the announcement.
We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from EY pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between EY and RVL and the potential effects of any disclosed relationships on EY’s independence, and discussed with EY its independence. We reviewed with members of management, internal auditors and EY their audit plans, audit scope and identification of audit risks.
The audit committee also received from, and discussed with, EY the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees.
We reviewed and discussed the audited consolidated financial statements of RVL for the year ended December 31, 2022 with management and EY. Management has the responsibility for the preparation of RVL’s consolidated financial statements, and EY had the responsibility for the audit of those consolidated financial statements. Based on these reviews and discussions with management and EY, we determined that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The audit committee has selected EY to continue to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
The audit committee also pre-approves all audit services, internal control-related services and permitted non-audit services by our independent registered public accounting firm. Consistent with any applicable SEC rules on auditor independence, the audit committee may annually establish ceilings on the level of fees and costs of generally pre-approved and sufficiently defined services that may be performed without seeking additional approval from the audit committee. The audit committee may delegate pre-approval authority to one or more of its members. The member (or members) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next regularly scheduled meeting.
Our policies prohibit RVL from engaging our independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser or investment banking services or human resource consulting. In addition, we evaluate whether our use of our independent registered public accounting firm for permitted non-audit services is compatible with maintaining their independence. We concluded that EY’s provision of non-audit services in 2022, all of which we approved in advance, was compatible with its independence.
Audit Committee
Gregory L. Cowan, Chairman
Joaquin Benes
Michael DeBiasi

Audit and Other Fees
The aggregate fees that RVL incurred for professional services rendered by EY for the last two fiscal years were:
	Year ended December 31, 2022	Year ended December 31, 2021
Audit fees	$933,000	$1,331,500
Audit-related fees	82,000	150,000
Tax fees	58,690	415,998
All other fees	—	—
Total fees	$1,073,690	$1,897,498
Audit fees relate to services rendered for the audit of the Company’s consolidated financial statements, reviews of interim consolidated financial statements, reviews of documents filed with the SEC and services provided in connection with statutory audits of the financial statements of the Company and certain subsidiaries. Audit-related fees primarily relate to comfort letter and consent services performed in connection with the Company’s debt and/or equity offerings. Tax fees relate to permissible services that primarily consist of tax compliance and transactional advisory services.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM AND AUTHORIZATION OF THE BOARD OF DIRECTORS,
ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM’S REMUNERATION
The audit committee of the board of directors is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The audit committee has appointed Ernst & Young LLP as its independent external auditor for the fiscal year ending December 31, 2023 and recommended that the board of directors submit this appointment to the Company’s shareholders for ratification at the Annual Meeting.
The audit committee is responsible for the audit fee negotiations associated with the retention of Ernst & Young LLP. In order to assure continuing auditor independence, the audit committee periodically considers whether there should be a regular rotation of our independent external audit firm. The members of the audit committee and the board of directors believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent external auditor is in the best interests of the Company’s shareholders.
As required by the audit committee charter and by Irish law, the board of directors is submitting for shareholder ratification the selection of Ernst & Young LLP and the authorization of the board of directors, acting through the audit committee, to set the auditor’s remuneration. If the shareholders do not so ratify, the audit committee will reconsider its selection.
The ratification of the appointment of Ernst & Young LLP as the independent external auditor of the Company for the fiscal year ending December 31, 2023 and the authorization of the board of directors, acting through the audit committee, to set the auditors’ remuneration is an ordinary resolution and must receive the affirmative vote of a majority of votes properly cast by the shareholders entitled to vote at the Annual Meeting in order to be approved.
Representatives of Ernst & Young LLP are not expected to attend the Annual Meeting.
Recommendation
Your board of directors recommends a vote FOR Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm and Authorization of the Board of Directors, Acting through the Audit Committee, to Set the Independent Registered Public Accounting Firm’s Remuneration.

PROPOSAL 3
WAIVER OF OFFER OBLIGATIONS UNDER RULE 9 OF THE IRISH TAKEOVER RULES
TO ENABLE ACQUISITION OF ORDINARY SHARES BY CONCERT PARTY
Background to the Proposal
The Company is considering a potential equity capital raise in 2023 in order to support the objectives set out in its business plan. In 2021, the Company completed a strategic process whereby it divested most of its revenue generating assets in order to repay maturing term loans and reposition the business to commercialize the pharmaceutical product, Upneeq®, approved by the U.S. FDA in July 2020. The proceeds from the divestiture were used to repay a substantial portion of the legacy secured term loans in August 2021 and fund the business on a go forward basis. Subsequently, in October 2021, in order to repay the remainder of the legacy secured term loans and to support the commercialization of Upneeq, we secured additional debt financing and concluded an equity offering of ordinary shares.
Equity market conditions in October 2021 were not conducive to the Company’s ordinary share offering and the Company priced its offering of 14,000,000 ordinary shares at an 18% discount to the market price at that time, which closed at $3.06 per share on October 6, 2021, the pricing date of the offering. Additionally, as part of the equity financing, the Company issued warrants to purchase 16,100,000 ordinary shares with an exercise price of $3.10 per warrant. The resulting equity offering was dilutive to our existing shareholders and resulted in the ordinary share market price opening down at $1.87 per share on the morning of October 7, 2021 after the Company publicly announced the pricing of the equity offering. In the months following the equity offering, the Company’s market share price continued to decline, reaching a low point of $0.98 per share in December 2021.
Pursuant to the waiver of offer obligations under Rule 9 of the Irish Takeover Rules to enable acquisition of ordinary shares by the Company’s major shareholders and certain members of its management team that was approved by the Company’s independent shareholders at the 2022 Annual General Meeting of Shareholders of the Company on June 16, 2022, on August 4, 2022, the Company entered into a series of share subscription agreements with Athyrium Opportunities IV Co-Invest 2 LP, Avista Healthcare Partners, L.P., Brian Markison and James Schaub, pursuant to which the Company sold and issued in a private placement an aggregate of 15,451,612 ordinary shares of the Company at a purchase price of $1.55 per ordinary share. In the months following this financing, the Company’s market share price reacted favorably, reaching a high point of $2.91 per share in September 2022.
Potential 2023 Ordinary Share Offering
The Company’s business plan is centered on the continued commercialization and growth of Upneeq, a pharmaceutical product sold in ocular and medical aesthetics markets. In order to fully support its commercialization and growth efforts, the Company must devote substantial and ongoing resources to promotion and infrastructure. Because of this, the Company may need to return to the capital markets during 2023.
Equity market conditions at the time of this proxy statement are still challenging, and the Company has recently consulted with a number of investment banks with the consensus being that the discounts and other terms demanded by the equity markets today for the Company and other similar issuers would be significantly greater than what was experienced in October 2021.
Should the Company decide to return to the capital markets in 2023, it would want to conduct an ordinary share offering on terms that are reasonable. In this context, the Company’s major shareholders and certain members of its management team (herein referred to as the Concert Party) would plan to purchase additional new ordinary shares in the capital of the Company up to their existing pro-rata ownership. However, in the event that prospective investors demand terms that the Company believes would be harmful to existing shareholders, the Company wishes to be in a position whereby the Concert Party would be permitted to support the Company and to purchase ordinary shares in excess of their pro-rata ownership. Such a scenario could potentially trigger an obligation of the Concert Party or any member of the Concert Party to make a mandatory offer for all of the equity share capital of the Company under the Irish Takeover Rules (see further below). The Company is seeking the approval of Independent Shareholders pursuant to this Proposal 3 in order to enable the Concert Party to support the Company in this scenario without incurring an obligation to make an offer for all the equity share capital of the Company. The principal objective of this approach is to insulate all existing shareholders from large discounts demanded by certain institutional investors to participate in the offering which the Company believes could be harmful to existing shareholders. The maximum number of newly issued shares in the capital of the Company that the Concert Party would acquire pursuant to such ordinary share offering would be 17,000,000 ordinary shares. If the Company is unable to obtain the waiver under this Proposal 3 and decides to pursue an ordinary share offering in 2023, the Company anticipates being forced to accept unfavorable terms in order to raise equity capital in the marketplace. The Company believes that obtaining the approval of Independent Shareholders under this Proposal 3 will enable it to conduct such financing(s) on terms that should be preferrable to all existing shareholders.
Under the Irish Takeover Rules, an acquisition of new ordinary shares in the capital of the Company by the Concert Party which would increase by more than 0.05% the aggregate percentage voting rights in the Company held by it and/or would result in the Altchem Shareholders (as defined below) holding, in aggregate, 30% or more of the voting securities of the Company may trigger mandatory offer requirements under Rule 9, unless these requirements are waived by the Irish Takeover Panel (the “Panel”). A condition of such waiver by the Panel is the approval of this Proposal 3 by a majority of Independent Shareholders. The requirements of Rule 9 are more fully described below.
Proposal 3 – Waiver
Under Rule 9 of the Irish Takeover Rules, when any person or persons acting in concert, acquire 30% or more of the voting share capital of a company which is subject to the Irish Takeover Rules, such person or, in the case of persons acting in concert, such one or more of those persons as the Panel shall direct, would normally be required to extend a general offer to all the other shareholders in the company to purchase their shares, unless that obligation has been waived by the Panel.
Similarly, under Rule 9 of the Irish Takeover Rules, if any person, or persons acting in concert, hold securities representing 30% or more (but less than 50%) of the voting share capital of a company which is subject to the Irish Takeover Rules, acquire within any twelve-month period additional securities representing more than 0.05% of the total voting share capital in that company, then such person, or in the case of persons acting in concert, such one or more persons as the Panel may direct, will be obliged to extend a general offer to all the other shareholders in the company to purchase their shares, unless that obligation has been waived by the Panel.
An offer under Rule 9 must be in cash and must be at the highest price paid by the person required to make the offer, or any person acting in concert with him, for a share of the company in question during the 12 months prior to the announcement of the offer.
Under the Irish Takeover Rules, a person, or group of persons acting in concert, holding securities conferring more than 49.95% of the voting rights in a company could be permitted by the Panel (and in the case of a single holder, would be permitted under the Irish Takeover Rules) to increase their holding of securities without incurring any further obligations under Rule 9 to make a mandatory offer.
The Avista Shareholders, the Altchem Shareholders and the Management Individuals (each as defined below) constitute the Concert Party for the purposes of Proposal 3. The Avista Shareholders, the Altchem Shareholders and the Management Individuals are deemed to be acting in concert with each other under the Irish Takeover Rules. Together the Concert Party held 50,484,665 ordinary shares in the capital of the Company as of March 31, 2023, representing 50.82% of the total issued share capital of the Company.
If the Concert Party acquires up to 17,000,000 additional new ordinary shares in the equity capital of the Company (the Company’s current issued share capital plus the potential additional 17,000,000 ordinary shares, plus any ordinary shares issued to investors other than the Concert Party as part of the ordinary share offering, the “Enlarged Issued Share Capital”), the total shareholdings of the Concert Party in the Company could increase from 50.82% to 58.01% of the Company’s Enlarged Issued Share Capital. As a result, the Concert Party or any member thereof may, if so directed by the Panel, become obliged under the Irish Takeover Rules to extend a general offer to the Company’s shareholders in accordance with Rule 9, unless that obligation has been waived by the Panel.
None of the members of the Concert Party’s maximum holding of securities resulting from the acquisition of additional new ordinary shares in the capital of the Company pursuant to an ordinary share offering will confer in aggregate more than 49.95% of the voting rights in the Company.
A breakdown of each member of the Concert Party’s shareholding in the Company is set out below.

Avista
As of March 31, 2023, Avista Healthcare Partners, L.P. (“Avista Healthcare”) held 23,730,864 ordinary shares (the “Avista Shares”), representing approximately 23.89% of the Company’s issued ordinary share capital.
Avista Healthcare Partners GP, Ltd. (“AHP GP” and together with Avista Healthcare, the “Avista Shareholders”), by virtue of its relationship as the general partner of Avista Healthcare, may be deemed to share beneficial ownership of the Avista Shares. Voting and disposition decisions at AHP GP with respect to the Avista Shares are made by an investment committee, the members of which include David Burgstahler and Sriram Venkataraman, each of whom is a member of our board of directors. Each of the members of the investment committee disclaims beneficial ownership of the ordinary shares held by Avista Healthcare.
If the Avista Shareholders or any of them participate(s) in the ordinary share offering, it/they may acquire a maximum of 8,000,000 additional new shares in the capital of the Company. As a result of such acquisition, its/their percentage ownership of the Company may at a maximum increase from 23.89% to 29.56% of the Company’s Enlarged Issued Share Capital. As a result, the Avista Shareholders or any of them may, if so directed by the Panel, become obliged under the Irish Takeover Rules to extend a general offer to the Company’s shareholders in accordance with Rule 9, unless that obligation has been waived by the Panel.
Altchem
As of March 31, 2023, Altchem Limited (a company incorporated in Cyprus) (“Altchem”) and Orbit Co-Invest A-1 LLC (a limited liability company organized in Delaware) (“Orbit A-1” and together with Altchem, the “Altchem Shareholders”), together hold 23,667,540 ordinary shares in total representing approximately 23.82% of the Company’s issued ordinary share capital. Below is a table showing the breakdown of the individual ordinary share ownership of the Company of each of Altchem and Orbit A-1 as of March 31, 2023.
Altchem entity name	No. ordinary shares owned (#)	Percentage of issued share capital
Altchem Limited	22,485,297	22.63%
Orbit Co-Invest A-1 LLC	1,182,243	1.19%
If the Altchem Shareholders or any of them participate(s) in the ordinary share offering, it/they may acquire a maximum of 8,000,000 additional new shares in the capital of the Company. As a result of such acquisition, its/their percentage ownership of the Company may at a maximum increase from 23.82% to 29.50% of the Company’s Enlarged Issued Share Capital. As a result, the Altchem Shareholders or any of them may, if so directed by the Panel, become obliged under the Irish Takeover Rules to extend a general offer to the Company’s shareholders in accordance with Rule 9, unless that obligation has been waived by the Panel.
Management Individuals
A number of members of the management team of the Company are party to a shareholders’ agreement relating to the Company (collectively, the “Management Individuals”) with the Avista Shareholders and the Altchem Shareholders and consequently may be considered to be acting in concert with each of the Avista Shareholders and the Altchem Shareholders. The Management Individuals collectively, together with director Gregory L. Cowan (who is a concert party of the Avista Shareholders and the Altchem Shareholders because the Company is regarded under the Irish Takeover Rules as an associated company of the Avista Shareholders and the Altchem Shareholders by virtue of the size of their shareholdings in the Company) currently hold 3,086,261 ordinary shares in the capital of the Company. Certain members of the Management Individuals, being Brian Markison and James Schaub, may participate in the ordinary share offering and if they do, they may acquire a maximum of 1,000,000 additional new shares in the capital of the Company. As a result of such acquisition, the Management Individuals’, together with Gregory L. Cowan’s, percentage ownership of the Company may at a maximum increase from 3.11% to 4.07% of the Company’s Enlarged Issued Share Capital. As a result, the Management Individuals, Gregory L. Cowan, or any of them may, if so directed by the Panel, become obliged under the Irish Takeover Rules to extend a general offer to the Company’s shareholders in accordance with Rule 9, unless that obligation has been waived by the Panel.

Panel Waivers
By letter dated April 4, 2023 to A&L Goodbody (the Company’s Irish counsel) the Panel agreed to waive the potential Rule 9 obligations of the Concert Party, and separately of the Altchem Shareholders, to make a general offer that may otherwise arise as a result of the acquisition by the Concert Party and/or the Altchem Shareholders of up to 17,000,000 new ordinary shares in the capital of the Company, in aggregate, (the “Panel Waivers”) subject to the following conditions:
(a)	the passing of a resolution, on a poll vote, by a majority of the Independent Shareholders of the Company to approve the maximum shareholding of the Concert Party of 58.01%;
(b)	the approval by the Panel of a circular to shareholders which should comply with the whitewash guidance note of Rule 9 of the Irish Takeover Rules, as appropriate. This document has been so approved.
The approval referred to in paragraph (a) above is a simple majority approval of the Independent Shareholders who vote (in person or by proxy) at the Annual Meeting.
Approval of Proposal 3 is necessary to enable the Concert Party to acquire up to 17,000,000 new ordinary shares without the Concert Party being obliged to make a mandatory offer for the entire issued share capital of the Company not already owned.
The Panel Waivers shall subsist until December 31, 2023.
Independent Shareholders
Only Independent Shareholders may cast votes on Proposal 3.
The Independent Shareholders of the Company are all shareholders of the Company except the Avista Shareholders, the Altchem Shareholders, the Management Individuals and Gregory L. Cowan.
Recommendation
Under the Irish Takeover Rules, the board of directors of the Company is presumed to be acting in concert with the Avista Shareholders and the Altchem Shareholders. This presumption arises because the Company is regarded under the Irish Takeover Rules as an associated company of the Avista Shareholders and the Altchem Shareholders by virtue of the size of the Avista Shareholders’ and the Altchem Shareholders’ shareholdings in the Company. Following a submission made to the Panel on our behalf on March 31, 2023, the Panel granted a rebuttal of this presumption insofar as it applies to directors Michael DeBiasi and Alisa Lask who are not affiliated with the Avista Shareholders or the Altchem Shareholders (such directors comprising the “Independent Directors”).
As Proposal 3 relates to a potential mandatory offer obligation under Rule 9 which the Avista Shareholders and the Altchem Shareholders may incur, Messrs. Markison, Benes, Burgstahler, Venkataraman, Vergez and Cowan (collectively, the “Non-independent Directors”) are not permitted to advise the Independent Shareholders on it due to affiliations with the Avista Shareholders and the Altchem Shareholders and/or their presumption of concertedness with the Avista Shareholders and the Altchem Shareholders. Accordingly, the Non-independent Directors have abstained from advising on Proposal 3.
The Independent Directors, who have been so advised by Davy Corporate Finance, consider Proposal 3 to be in the best interests of the Company and the Independent Shareholders as a whole. In providing its advice on Proposal 3, Davy Corporate Finance has taken account of the commercial assessment of the directors of the Company.
The Independent Directors recommend a vote FOR Proposal 3, Waiver of Offer Obligations Under Rule 9 of the Irish Takeover Rules to Enable the Acquisition of Ordinary Shares by Concert Party.

BACKGROUND DISCUSSION ON PROPOSALS 4 AND 5
Introduction
Under Irish law, directors of an Irish public limited company must have specific authority from shareholders to allot and issue any of the company’s shares, warrants, convertible instruments and options (other than pursuant to employee equity compensation plans). In addition, when the directors of an Irish public limited company determine that it is in the best interests of the company to issue ordinary shares, or other securities convertible into or exercisable or exchangeable for ordinary shares, for cash, the company must first offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right) unless this statutory pre-emption right is dis-applied, or opted-out of, by approval of the shareholders. As a matter of Irish law, these shareholder approvals are valid for a maximum period of five years. There is no limit under Irish law on the number of shares that these approvals may cover (other than the company's then authorized but unissued share capital). Companies incorporated in the U.S. are not subject to similar share issuance restrictions.
Limitations derived from Irish capital markets practice or otherwise in excess of those applicable to U.S. domestic issuers incorporated in the U.S. should not apply to the Company.
While not required by Irish law, we understand that it has become market practice for companies whose share capital is listed on Euronext Dublin or the London Stock Exchange to generally limit the share allotment and issuance authority to an amount equal to 33% of their issued share capital for a period of 12 to 18 months and to generally limit the opt-out of the statutory pre-emption right to only 10% of their issued share capital (plus up to an additional 10% of the issued share capital if the additional 10% is used to finance an acquisition or a specified capital investment) for a period of 12 to 18 months. While these limitations in size and duration on share issuance authorities are part of the corporate governance framework applicable to companies whose share capital is listed on Euronext Dublin or the London Stock Exchange (regardless of whether such companies are incorporated in Ireland or elsewhere), our shares are not, and never have been, listed on the Euronext Dublin or the London Stock Exchange, and we are not subject to Euronext Dublin or the London Stock Exchange share listing rules or corporate governance standards applicable to companies whose share capital is listed on Euronext Dublin or the London Stock Exchange.
Even though our shares are not listed on Euronext Dublin or the London Stock Exchange, we are required to seek shareholder approval for the additional share capital proposals because we are incorporated in Ireland. Our ordinary shares are listed solely on the Nasdaq Global Select Market and, as such, we believe that our shareholders expect us to, and we are committed to, follow customary U.S. capital markets practices, U.S. corporate governance standards and Nasdaq and SEC rules and regulations. We also believe that applying the standards and market practices of a market where our shares are not listed would be inappropriate and not in the best interests of our Company or our shareholders, especially in circumstances where we are committed to complying with the governance rules and practices of the actual capital market for our shares, the Nasdaq Global Select Market, which imposes its own restrictions on share issuances for the protection of shareholders.
We understand that certain proxy advisory firms previously applied their United Kingdom and Ireland voting guidelines in formulating their voting recommendations on share issuance authorities proposals for Irish-incorporated U.S.-listed companies, meaning that they applied or took into account the market practice for companies whose share capital is listed on Euronext Dublin or the London Stock Exchange in formulating their voting recommendations on share issuance authorities proposals for Irish-incorporated companies, even if their shares were not listed on Euronext Dublin or the London Stock Exchange. There has been a change in approach for the 2023 proxy season and we understand that certain proxy advisory firms are now recommending a vote for resolutions to authorize the issuance of up to 20% of the issued share capital where not tied to a specific transaction or financing proposal. For all of the reasons discussed above and below, we do not believe that adhering to any of these limitations is appropriate for the Company.
We also understand that some Irish-incorporated companies that are listed solely on U.S. stock exchanges have adhered to these limitations (or variations thereof) with respect to their own share issuance authorities. However, those companies may have business and capital-raising needs and strategies that differ from ours or may have different approaches for creating shareholder value.

We believe that these limitations would disadvantage us relative to our U.S.-incorporated U.S.-listed peers.
Companies that are incorporated and whose shares are listed on a stock exchange in the U.S. are not generally required to and therefore do not seek shareholder approval to renew their authority to allot and issue shares or to opt out of the statutory preemption right. In this regard, companies that are incorporated and publicly-traded in the U.S. generally do not grant all of their shareholders pre-emptive rights on new issuances of shares for cash. Instead, U.S. investors generally appear to accept that companies often need to access capital markets quickly, and that potential concerns associated with affording management flexibility in this respect are adequately protected against by other factors, including the shareholder approval requirements of U.S. exchanges with respect to share issuances.
Shareholder approval of the additional share capital proposals does not mean that our board would have no limits on future share issuances.
The Company is considered to be a U.S. domestic reporting company under SEC rules and is subject to the same shareholder approval rules with respect to share issuances as other companies listed on Nasdaq incorporated in the U.S. For example, Nasdaq rules generally require shareholder approval when any issuance or potential issuance will result in a “change of control” of the issuer (which may be deemed to occur if, after a transaction, a single investor or affiliated investor group acquires, or has the right to acquire, 20% or more of the outstanding ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer and such ownership would be the largest ownership position of the issuer). Likewise, shareholder approval is required under the Nasdaq rules prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the company of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is the lower of (1) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement or (2) the average closing price of the ordinary shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement, which alone or together with sales by officers, directors or substantial shareholders of the company, equals 20% or more of the ordinary shares or 20% or more of the voting power outstanding before the issuance. Moreover, with limited exceptions, our board must also seek shareholder approval of equity compensation plans, including material revisions of such plans.
Specific Rationale for Proposals 4 and 5
We need the ability to execute on our business and growth strategy without competitive disadvantage.
The Company’s business plan is centered on the expanded commercialization of Upneeq®, a pharmaceutical product sold in ocular and medical aesthetics markets. In order to inform and attract prospective customers to this first-in-class product, the Company must necessarily devote substantial resources to in-person promotion, direct-to-consumer advertising, social media, marketing and infrastructure. Because of this, the Company's current and potential future equity investors understand and anticipate the Company returning to the capital markets at some point during 2023. Based on the Company's current cash position and monthly expenditures, it is expected that it will become necessary to raise external finance in the equity capital markets in order to fund ongoing operations and the expansion of the commercialization of Upneeq® into 2024.
We believe that the additional share allotment proposals are in the best interests of our shareholders because they provide our board the flexibility, consistent with its fiduciary duties, to allow us, subject to applicable shareholder approval and other requirements of Nasdaq and the SEC, to efficiently and cost-effectively access the capital markets without the competitive disadvantage and risks associated with seeking transaction-specific shareholder approvals. Our growth strategy depends on our ability to commercialize our product, which requires significant capital. Our board of directors and management rely heavily on having the flexibility to quickly take advantage of opportunities to raise capital through share issuances for cash.
In recent years, the flexibility provided by having a sufficient number of unissued and unreserved authorized ordinary shares available for issuance has allowed us to pursue a number of financing transactions that were critical to our growth. In addition, we believe that seeking the directors’ allotment authority proposal and the pre-emption rights opt-out proposal for an additional five years instead of seeking general re-approval of our share issuance authorities on a more frequent basis is in the best interests of our shareholders because seeking general re-approval of our share issuance authorities on a more frequent basis would subject us to the competitive disadvantage risk, particularly given the 75% vote threshold required to dis-apply the statutory pre-emption right.

Even if Proposal No. 4 is approved, if Proposal No. 5 is not also approved, in any capital raising transaction where we propose to issue shares (including rights to acquire shares) for cash consideration, we would be required to first offer those shares that we propose to issue for cash to all of our existing shareholders in a time-consuming pro-rata rights offering, which would disadvantage us vis-à-vis many of our peers in competing for capital, would significantly encumber the capital-raising process, would significantly increase our costs, and would significantly increase the timetable for completing such financing transaction, thus potentially limiting our ability to support the commercial growth of Upneeq® and otherwise achieve strategic goals that we believe are in the best interests of our shareholders.

PROPOSAL 4
GRANT OF UPDATED AUTHORITY TO ALLOT AND ISSUE NEW SHARES UP TO
THE AMOUNT OF AUTHORIZED BUT UNISSUED SHARE CAPITAL WITHOUT
SHAREHOLDER APPROVAL FOR A PERIOD OF FIVE YEARS
The directors of an Irish public limited company must have specific authority from shareholders to allot and issue shares (including rights to subscribe for or otherwise acquire any shares)—even shares which are part of the company’s authorized but unissued share capital. Currently, our board of directors is authorized to allot and issue new shares without shareholder approval up to a maximum of our authorized but unissued share capital.
This authority of our board to allot and issue shares has been in place since October 17, 2018. Under Irish law, this authority may be granted for a maximum period of five years, at which point it lapses unless renewed by our shareholders. Therefore, our board’s current authority to allot and issue shares is due to expire on October 17, 2023.
We are asking for your approval to renew our board’s authority to allot and issue ordinary shares for an additional five-year period to expire on June 15, 2028 (or such date that is five years after the date shareholders approve this Proposal No. 4). We are not asking you to approve an increase to our authorized share capital. Your approval of this Proposal No. 4 will simply provide our board with continued flexibility to issue shares up to the maximum of our existing authorized but unissued share capital, subject to the shareholder approval and other requirements of Nasdaq and the SEC. The renewed authority would apply to the issuance of shares, equity awards under our equity compensation plan and other securities convertible into or exercisable or exchangeable for our shares.
Renewal of this authority would not exempt the Company from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations, and our board will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to share issuances.
If shareholders do not approve this Proposal No. 4, our board’s existing authority to allot and issue shares up to the amount of our authorized but unissued share capital will continue to apply until October 17, 2023. However, our board would generally not be able to issue any shares after October 17, 2023 (other than to employees pursuant to our employee equity compensation plans or pursuant to any pre-existing contractual obligation) without first seeking and obtaining shareholder approval for each such issuance. This limitation on our ability to issue shares would disadvantage us vis-à-vis many of our peers in competing for capital, would significantly encumber our capital-raising process, would significantly increase our costs, would add significant uncertainty to our ability to complete capital-raising transactions, and would significantly increase the timetable for completing capital-raising transactions undertaken in furtherance of our growth strategy, thus potentially limiting our ability to support the commercial growth of Upneeq® and otherwise achieve strategic goals that we believe are in the best interests of our shareholders.
Please see the Background Discussion on Proposals 4 and 5 in this proxy statement for additional information regarding this Proposal No. 4.
Accordingly, we are asking shareholders to approve the following ordinary resolution at the Annual Meeting:
“THAT, the Board of Directors (the Board) of RVL Pharmaceuticals plc (the Company) be and it is, with effect from the passing of this resolution, hereby generally and unconditionally authorized pursuant to section 1021(1) of the Irish Companies Act 2014 (the Act) to exercise all powers of the Company to allot and issue relevant securities (within the meaning of section 1021(12) of the Act up to the amount of the Company’s authorized but unissued share capital as at the date of this resolution, provided that this authority shall expire five years from the date of passing of this resolution and provided that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted or issued after such expiry and the Board may allot or issue relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.”
Your board of directors recommends a vote FOR Proposal 4, Grant of Updated Authority to Allot and Issue New Shares Up to the Amount of Authorized but Unissued Share Capital Without Shareholder Approval for a Period of Five Years.

PROPOSAL 5
GRANT OF UPDATED AUTHORITY UNDER IRISH LAW TO ISSUE SHARES
(INCLUDING RIGHTS TO ACQUIRE SHARES) FOR CASH WITHOUT FIRST
OFFERING THOSE SHARES TO EXISTING SHAREHOLDERS UNDER
PRE-EMPTIVE RIGHTS THAT WOULD OTHERWISE APPLY TO THE ISSUANCE
In general, unless otherwise authorized by shareholders, before an Irish public limited company can issue shares for cash (including rights to subscribe for or otherwise acquire any shares) to any new shareholders, it must first offer those shares or rights to existing shareholders of the company pro-rata to their existing shareholdings – pursuant to what is commonly referred to as the statutory pre-emption right. The statutory pre-emption right, if not dis-applied, affords existing shareholders the right to purchase any new shares that we propose to issue for cash in order to maintain their proportionate ownership interests in the Company following the issuance of those shares resulting in a time-consuming and expensive pro-rata rights offering which would disadvantage us compared to our peers. Our board of directors is currently authorized to issue new shares for cash, up to a maximum of our authorized but unissued share capital, without first offering those shares to existing shareholders, thereby opting out of the statutory pre-emption right.
This authority of our board to opt out of the statutory pre-emption right has been in place since October 17, 2018. Under Irish law, this authority may be granted for a maximum period of five years, at which point it will lapse unless renewed by our shareholders. Therefore, our board’s current authority to opt out of the pre-emption right is due to expire on October 17, 2023.
We are asking for your approval to renew our board’s authority to opt out of the statutory pre-emption right for an additional five-year period to expire on June 15, 2028 (or such date that is five years after the date shareholders approve this Proposal 5). We are not asking you to approve an increase to our authorized share capital. Your approval of this Proposal 5 will simply provide our board with continued flexibility to issue shares for cash up to the maximum of our existing authorized but unissued share capital without offering those shares to existing shareholders under the statutory pre-emption right.
Renewal of this authority would not exempt the Company from applicable Nasdaq requirements to obtain shareholder approval prior to certain share issuances or to comply with applicable SEC disclosure and other regulations, and our board will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to share issuances.
If our shareholders do not approve this Proposal 5, our board’s existing authority to opt out of the statutory pre-emption right up to the amount of our authorized but unissued share capital will continue to apply until October 17, 2023. However, our board would generally not be able to issue shares for cash after October 17, 2023, to any new shareholders without first offering those shares to existing shareholders pro-rata to their existing shareholdings. As a result of this limitation, in any capital raising transaction where we propose to issue shares for cash consideration, we would be required to first offer those shares that we propose to issue for cash to all of our existing shareholders in a time-consuming pro-rata rights offering, which would disadvantage us vis-à-vis many of our peers in competing for capital, would significantly encumber the capital-raising process, would significantly increase our costs, and would significantly increase the timetable for completing such a cash financing transaction, thus potentially limiting our ability to support the commercial growth of Upneeq® and otherwise achieve strategic goals that we believe are in the best interests of our shareholders.
The statutory pre-emption right applies only to share issuances for cash consideration; accordingly, it does not apply where we issue shares for non-cash consideration (such as in a share exchange transaction or in any transaction in which property other than cash is received by us in payment for shares) or where we issue shares pursuant to our employee equity compensation plans.
Please see the Background Discussion on Proposals 4 and 5 in this proxy statement for additional information regarding this Proposal 5.

Accordingly, we are asking shareholders to approve the following special resolution at the Annual Meeting:
“THAT, subject to and conditional upon the approval by the shareholders of RVL Pharmaceuticals plc (the Company) of the directors’ allotment authority proposal (Proposal 5), the Board of Directors (the Board) of the Company be and it is, with effect from the passing of this resolution, hereby empowered pursuant to section 1023(3) of the Irish Companies Act 2014 (the Act) to allot and issue equity securities within the meaning of the said section 1023 for cash pursuant to the authority conferred by the directors’ allotment authority proposal (Proposal 5) up to an aggregate nominal amount equal to the authorized but unissued share capital of the Company as at the date of this resolution as if section 1022 of the Act did not apply to any such allotment, provided that this authority shall expire five years from the passing of this resolution and provided that the Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted or issued after such expiry and the Company's directors may allot or issue equity securities in pursuance of such an offer or agreement as if the power conferred by this resolution had not expired.”
Your board of directors recommends a vote FOR Proposal 5, Grant of Authority Under Irish Law to Issue Shares (Including Rights to Acquire Shares) For Cash Without First Offering Those Shares to Existing Shareholders Under Pre-Emptive Rights That Would Otherwise Apply to the Issuance.

ADDITIONAL INFORMATION REQUIRED TO BE INCLUDED IN THIS PROXY
UNDER THE IRISH TAKEOVER RULES
1.	RESPONSIBILITY
1.1.
The directors of the Company, whose names are set out in paragraph 3 of this section, accept responsibility for the information contained in this proxy statement, except for the information relating to the Avista Shareholders and the Altchem Shareholders for which responsibility is accepted as set out in paragraphs 1.2 and 1.3 below. To the best of the knowledge and belief of the directors of the Company (who have taken all reasonable care to ensure that such is the case), the information contained in this section is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2.
The Partners of Avista, whose names are set out in paragraph 5.4 of this section, accept responsibility for the information contained in this proxy statement in respect of the Avista Shareholders. To the best of the knowledge and belief of the Partners of Avista (who have taken all reasonable care to ensure that such is the case), the information contained in this section in respect of the Avista Shareholders is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.3.
The directors of Altchem, whose names are set out in paragraph 6.4 of this section, accept responsibility for the information contained in this proxy statement in respect of the Altchem Shareholders. To the best of the knowledge and belief of the directors of Altchem (who have taken all reasonable care to ensure that such is the case), the information contained in this section in respect of the Altchem Shareholders is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	BUSINESS OF THE COMPANY
RVL is a specialty pharmaceutical company focused on the development and commercialization of products that target markets with underserved patient populations in the ocular medicine and medical aesthetics therapeutic areas. RVL is currently commercializing Upneeq (oxymetazoline hydrochloride ophthalmic solution), 0.1%, for the treatment of acquired blepharoptosis, or droopy or low-lying eyelids, in adults. The Company believes Upneeq is the first non-surgical treatment option approved by the FDA for acquired blepharoptosis. The Company launched Upneeq in September 2020 to a limited number of eye care professionals with commercial operations expanded in 2021 among ophthalmology, optometry and oculoplastic specialties. In February 2022, Upneeq was commercially expanded into the medical aesthetics market in the U.S. Patients may purchase Upneeq either from eye care or medical aesthetics professionals, or exclusively through RVL Pharmacy, LLC, the Company’s wholly-owned pharmacy.
3.	DIRECTORS OF THE COMPANY
As at the date of this proxy statement the directors of the Company are:
Name	Position
Brian Markison	Chairman and Chief Executive Officer
Joaquin Benes	Non-executive Director
David Burgstahler	Non-executive Director
Gregory L. Cowan	Non-executive Director
Michael DeBiasi	Non-executive Director
Alisa Lask	Non-executive Director
Sriram Venkataraman	Non-executive Director
Juan Vergez	Non-executive Director
4.	FINANCIAL INFORMATION RELATING TO THE GROUP
4.1.
The consolidated balance sheets of the Company and its subsidiaries as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes thereto are incorporated by reference into this proxy statement and may be accessed at https://ir.rvlpharma.com/node/8716/html.

The consolidated balance sheets of the Company and its subsidiaries as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes thereto are incorporated by reference into this proxy statement and may be accessed at https://ir.rvlpharma.com/node/8296/html.
4.2.
A hard copy of these documents will not be sent to any shareholder unless requested. Shareholders of record may request these documents in hard copy form free of charge by requesting them in writing or by telephone as follows:

Christopher Klein
RVL Pharmaceuticals plc
400 Crossing Boulevard
Bridgewater, N.J. 08807, USA
Phone: +1 908 809 1300; Fax: +1 908 809 1301
4.3.	The following table is intended to allow shareholders to easily identify information incorporated by reference:
Information	Source
Turnover and net profit or loss before taxation, the charge for tax, extraordinary items and minority interests for the last three fiscal years
In respect of the fiscal years ended December 31, 2022 and 2021 – Annual Report on Form 10-K filed with the SEC on March 20, 2023, page 80 (available at https://ir.rvlpharma.com/node/8716/html)

In respect of the fiscal year ended December 31, 2020 – Annual Report on Form 10-K filed with the SEC on March 30, 2022, page 89 (available at https://ir.rvlpharma.com/node/8296/html).

A statement of net assets and liabilities shown in the latest published audited accounts	Annual Report on Form 10-K filed with the SEC on March 20, 2023, page 79 (available at https://ir.rvlpharma.com/node/8716/html).
A cash flow statement in the last published audited accounts	Annual Report on Form 10-K filed with the SEC on March 20, 2023, page 82 (available at https://ir.rvlpharma.com/node/8716/html).
Significant accounting policies together with any points from the notes to the accounts which are of major relevance to an appreciation of the figures
In respect of the fiscal year ended December 31, 2022 - Form 10-K filed on March 20, 2023, page 83 (available at https://ir.rvlpharma.com/node/8716/html)

In respect of the fiscal year ended December 31, 2021 – Form 10-K Filed on March 30, 2022, page 92 (available at https://ir.rvlpharma.com/node/8296/html).

In respect of the fiscal year ended December 31, 2020 - Form 10-K filed on March 30, 2021, page 118 (available at https://ir.rvlpharma.com/node/7536/html).

5.	AVISTA
5.1.	Avista Capital Partners is a New York-based private equity firm focused on investments in growth-oriented healthcare businesses.

5.2.
AHP GP was formed on October 24, 2019 under the laws of Bermuda as a limited company. AHP GP’s registered address is at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda. David Burgstahler and Thompson Dean directly control and are the beneficial owners of AHP GP.

5.3.
David Burgstahler and Sriram Venkataraman are both Partners at Avista Capital Partners and each of them sit on the investment committee of Avista Capital Partners. In addition, Mr. Burgstahler is the Managing Partner and Chief Executive Officer of Avista Capital Partners. RVL’s Chief Executive Officer, Mr. Markison, has been a healthcare industry advisor to Avista since September 2012.

5.4.	As at the date of this proxy statement, the Partners of Avista Capital Partners are:
Name	Position
Thompson Dean	Chairman and Co-Head of Investment Committee
David Burgstahler	Managing Partner and Chief Executive Officer
Robert Girardi	Partner
Sriram Venkataraman	Partner
Joshua Tamaroff	Partner
Alex Yu	Partner
5.5.	Avista has never published any financial information.
6.	ALTCHEM
6.1.
Altchem was formed on March 1, 2011 under the laws of Cyprus as a limited liability company. Altchem’s registered address is at Karaiskaki, 6 City House, 3032, Limassol, Cyprus. Voting and disposition decisions with respect to ordinary shares beneficially owned by Altchem are made by Harsaul Foundation, a foundation organized under the laws of Panama and with a registered address at Ave. Samuel Lewis and 54 Street, Panama, Republic of Panama, in its absolute discretion. As a result, the Harsaul Foundation may be deemed to share beneficial ownership of the ordinary shares held by each of the Altchem Shareholders.

6.2.	Orbit A-1 is a limited liability company organized in Delaware with its registered address at 1209 Orange Street, Wilmington, DE 19801, USA.
6.3.	Juan Vergez acts as President of Orbit A-1.
6.4.	As at the date of this proxy statement, the directors of Altchem are:
Name	Position
Charita Kyriakou	Director
Militsa Symeou	Director
Maria Thrasyvoulou	Director
6.5.	Altchem has never published any financial information.
7.	INTERESTS AND DEALINGS IN RELEVANT SECURITIES OF THE COMPANY
7.1.
As at the close of business on April [  ], 2023 (the “Latest Practicable Date”), the directors of the Company and persons connected to them (within the meaning of Section 220 of the Irish Companies Act) were interested in the following relevant securities of the Company (other than options to subscribe for ordinary shares and restricted stock units (“RSUs”), which are disclosed in paragraphs 7.2 and 7.3 of this section):

Name	No. of ordinary shares (#)
[ ]	[ ]

7.2.	As at the close of business on the Latest Practicable Date, directors of the Company held the following options to subscribe for ordinary shares:
Director	No. of options (#)	Exercise Price ($)	Commencement date for vesting of options	Expiry date
[ ]	[ ]	[ ]	[ ]	[ ]
7.3.	As at the close of business on the Latest Practicable Date, directors of the Company held the following RSUs in respect of ordinary shares:
Director	No. of RSUs (#)	Grant price ($)	Grant date	Vesting date
[ ]	[ ]	[ ]	[ ]	[ ]
7.4.
Save as disclosed in this paragraph 7 of this section, at the close of business on the Latest Practicable Date, no director or person(s) connected to the directors (within the meaning of Section 220 of the Irish Companies Act) was interested, or held any short positions, in any class of relevant securities of the Company.

7.5.	At the close of business on the Latest Practicable Date, no:
7.5.1.	subsidiary of the Company;
7.5.2.	trustee of a pension scheme (other than an industry-wide pension scheme) in which the Company or a subsidiary of the Company participates; or
7.5.3.	fund manager (other than exempt fund managers) connected with the Company, was interested, or held any short positions, in any class of relevant securities of the Company.
7.6.	Set out below are details of all dealings by the directors in the relevant securities of the Company during the period between April 25, 2022 and the Latest Practicable Date:
Director	Date of dealing	Description of transaction	No. of ordinary shares (#)	Price per ordinary share ($)
Brian Markison	August 8, 2022	Acquisition of ordinary shares pursuant to private placement	850,000	1.55
7.7.
Save as set out in paragraph 7.6 in this section, there have been no dealings in the relevant securities of the Company during the period between April 25, 2022 and the Latest Practicable Date by any of the directors of the Company or person(s) connected to the directors (within the meaning of Section 220 of the Irish Companies Act).

7.8.
At the close of business on the Latest Practicable Date, neither Davy Corporate Finance nor any persons controlling, controlled by or under the same control as Davy Corporate Finance was interested, or held any short positions, in the relevant securities of the Company. There have been no dealings in the relevant securities of the Company during the one year period prior to the Latest Practicable Date by Davy Corporate Finance or any persons controlling, controlled by or under the same control as Davy Corporate Finance.

7.9.
At the close of business on the Latest Practicable Date, neither A&L Goodbody, legal advisor to the Company, nor any of the partners or professional staff who are actively engaged in the proposal referred to in this proxy statement or who are customarily engaged in the affairs of the Company in the two year period prior to the date of this proxy was interested, or held any short positions, in the relevant securities of the Company. There have been no dealings in the relevant securities of the Company during the one year period prior to the Latest Practicable Date by A&L Goodbody or any of its partners or professional staff who are actively engaged in the proposal referred to in this proxy statement or who are customarily engaged in the affairs of the Company in the one year period prior to the date of this proxy.

7.10.	The Company has not repurchased or redeemed any relevant securities of the Company in the 12 months prior to the Latest Practicable Date.
7.11.
At the close of business on the Latest Practicable Date, no person has provided any of the Avista Shareholders, the Altchem Shareholders, or the Management Individuals with an irrevocable commitment or letter of intent to vote (or to procure that any other person vote) in favor or against a resolution of the Company (including of its shareholders).

8.	INTERESTS AND DEALINGS IN RELEVANT SECURITIES OF THE COMPANY BY AVISTA SHAREHOLDERS
8.1.	Set out below are details of all interests in the relevant securities of the Company held by Avista Shareholders as at the close of business on the Latest Practicable Date:
Avista shareholder name	No. ordinary shares owned (#)	Percentage of issued share capital
[ ]	[ ]	[ ]
8.2.
Save as disclosed in this section 8, at the close of business on the Latest Practicable Date, none of the Avista Shareholders, the directors or partners of any Avista Shareholder (or person(s) connected to such directors or partners (within the meaning of Section 220 of the Irish Companies Act)) or any other party acting in concert with any of the Avista Shareholders was interested, or held any short positions, in any class of relevant securities of the Company.

8.3.	Set out below are details of all dealings by the Avista Shareholders in the relevant securities of the Company during the period between April 25, 2022 and the Latest Practicable Date:
Avista shareholder name	Date of dealing	Description of transaction	No. of ordinary shares (#)	Price per ordinary share ($)
Avista Healthcare Partners, L.P.	August 8, 2022	Acquisition of ordinary shares pursuant to private placement	8,000,000	1.55
Orbit Co-Invest III LLC	January 27, 2023	Distribution in kind of all of the ordinary shares held by Orbit Co-Invest III LLC to its members, followed by the dissolution of Orbit Co-Invest III LLC	1,032,995	—
8.4.
Save as set out in paragraph 8.3 in this section, there have been no dealings in the relevant securities of the Company during the period between April 25, 2022 and the Latest Practicable Date by any of the Avista Shareholders or person(s) connected to the Avista Shareholders (within the meaning of Section 220 of the Irish Companies Act).

8.5.
There have been no dealings in the relevant securities of the Company during the period between April 25, 2022 and the Latest Practicable Date by the directors or partners of any Avista Shareholder (or person(s) connected to such directors or partners (within the meaning of Section 220 of the Irish Companies Act)) or any other person acting in concert with Avista Shareholders.

9.	INTERESTS AND DEALINGS IN RELEVANT SECURITIES OF THE COMPANY BY ALTCHEM SHAREHOLDERS
9.1.	Set out below are details of all interests in the relevant securities of the Company held by Altchem Shareholders as at the close of business on the Latest Practicable Date:
Altchem shareholder name	No. ordinary shares owned (#)	Percentage of issued share capital
[ ]	[ ]	[ ]

9.2.
Save as disclosed in this section 9, at the close of business on the Latest Practicable Date, none of the Altchem Shareholders, the directors of any Altchem Shareholder (or person(s) connected to such directors (within the meaning of Section 220 of the Irish Companies Act)) or any other person acting in concert with Altchem Shareholders was interested, or held any short positions, in any class of relevant securities of the Company.

9.3.	There have been no dealings in the relevant securities of the Company by Altchem Shareholders during the period between April 25, 2022 and the Latest Practicable Date.
9.4.
There have been no dealings in the relevant securities of the Company during the period between April 25, 2022 and the Latest Practicable Date by the directors of any Altchem Shareholder (or person(s) connected to such directors (within the meaning of Section 220 of the Irish Companies Act)) or any other party acting in concert with Altchem.

10.	INTERESTS AND DEALINGS IN RELEVANT SECURITIES OF THE COMPANY BY MANAGEMENT INDIVIDUALS
10.1.
Set out below are details of all interests in relevant securities of the Company held by Management Individuals as at the close of business on the Latest Practicable Date (other than options to subscribe for ordinary shares and RSUs, which are disclosed in paragraphs 10.2 and 10.3 of this section):

Name	No. ordinary shares owned (#)	Percentage of issued share capital
[ ]	[ ]	[ ]
10.2.	As at the close of business on the Latest Practicable Date, the Management Individuals held the following outstanding options to subscribe for ordinary shares:
Name	No. of options (#)	Exercise price ($)	Commencement date for vesting of options	Expiry date
[ ]	[ ]	[ ]	[ ]	[ ]
10.3.	As at the close of business on the Latest Practicable Date, the Management Individuals held the following outstanding RSUs in respect of ordinary shares:
Name	No. of RSUs (#)	Grant price ($)	Grant date	Final vesting date
[ ]	[ ]	[ ]	[ ]	[ ]
10.4.
Save as disclosed in this section 10, at the close of business on the Latest Practicable Date, none of the Management Individuals or any other person acting in concert with any of them was interested in, or held, any short positions in any class of relevant securities of the Company.

10.5.	Set out below are details of all dealings by Management Individuals in the relevant securities of the Company during the period between April 25, 2022 and the Latest Practicable Date:
Name	Date of dealing	Description of transaction	No. of ordinary shares (#)	Price per ordinary share ($)
Christopher Klein	May 18, 2022	Acquisition of ordinary shares pursuant to vesting of RSUs	11,760	1.40
James Schaub	May 18, 2022	Acquisition of ordinary shares pursuant to vesting of RSUs	12,040	1.40
Brian Markison	August 8, 2022	Acquisition of ordinary shares pursuant to private placement	850,000	1.55
James Schaub	August 8, 2022	Acquisition of ordinary shares pursuant to private placement	150,000	1.55
Christopher Klein	January 24, 2023	Acquisition of ordinary shares pursuant to vesting of RSUs	16,605	1.26
James Schaub	January 24, 2023	Acquisition of ordinary shares pursuant to vesting of RSUs	16,605	1.26
11.	INTERESTS AND DEALINGS IN RELEVANT SECURITIES OF AVISTA SHAREHOLDERS
11.1.	Interests of the Company in relevant securities of Avista Shareholders.
As at close of business on the Latest Practicable Date, neither the Company nor any subsidiary of the Company was interested, or held any short positions, in any class of relevant securities of any Avista Shareholder.
11.2.	Interests of directors of the Company in relevant securities of Avista Shareholders as of the Latest Practicable Date:
11.2.1.	Mr. Burgstahler indirectly owns approximately [ ]% of Avista Healthcare Partners, L.P., and Mr. Venkataraman indirectly owns approximately [ ]% of Avista Healthcare Partners, L.P.
11.2.2.
Save as disclosed in this section 11.2, as at close of business on the Latest Practicable Date, no director or person(s) connected to the directors (within the meaning of Section 220 of the Irish Companies Act) of the Company was interested, or held any short positions, in any class of relevant securities of any Avista Shareholder.

11.3.	Dealings
There have been no dealings in the relevant securities of any Avista Shareholder during the period between April 25, 2022 and the Latest Practicable Date by the Company or any director of the Company (or person(s) connected to such directors (within the meaning of Section 220 of the Irish Companies Act)).
12.	INTERESTS AND DEALINGS IN RELEVANT SECURITIES OF ALTCHEM SHAREHOLDERS
12.1.	Interests of the Company in relevant securities of Altchem Shareholders
As at close of business on the Latest Practicable Date, neither the Company nor any subsidiary of the Company was interested, or held any short positions, in any class of relevant securities of any Altchem Shareholder.

12.2.	Interests of directors of the Company in relevant securities of Altchem Shareholders
As at close of business on the Latest Practicable Date, no director of the Company or person(s) connected to the directors (within the meaning of Section 220 of the Irish Companies Act) was interested, or held any short positions, in any class of relevant securities of any Altchem Shareholder.
12.3.	Dealings
There have been no dealings in the relevant securities of any Altchem Shareholder during the period between April 25, 2022 and the Latest Practicable Date by the Company or any director of the Company (or person(s) connected to such directors (within the meaning of Section 220 of the Irish Companies Act)).
13.	DIRECTORS’ SERVICE CONTRACTS
No director of the Company has a service contract with the Company or any of its subsidiaries or associated companies having more than twelve months to run. No director’s service contract with the Company or any of its subsidiaries or associated companies has been entered into or amended within six months of the date of this proxy statement.
14.	MATERIAL CONTRACTS
Set out below is a summary of the principal contents of each material contract (not being a contract entered into in the ordinary course of business) entered into by the Company or any of its subsidiaries during the period of two years ending on the Latest Practicable Date.
14.1.	License Agreement with Santen Pharmaceutical
On March 29, 2022, we entered into the first amendment (the “Amendment”) to the exclusive license agreement dated July 28, 2020 with Santen Pharmaceutical Co. Ltd. (“Santen”). Under the terms of the Amendment, effective March 31, 2022, we became entitled to receive an upfront cash payment of $15.5 million in April 2022, and the remaining developmental and regulatory cash milestone payments under the original license agreement were removed. In addition, new developmental and regulatory cash milestone payments with an aggregate value of $1.0 million will be payable to us and the territories were expanded to include additional EMEA countries and Canada. During the first five years following the effective date of the Amendment, Santen was granted an option to expand the territories to include Russia, subject to additional upfront and milestone payments of $2.0 million and $1.0 million, respectively.
14.2.	June 2021 Divestiture Purchase Agreement
On June 24, 2021, the Company and certain of its wholly-owned subsidiaries entered into a purchase and sale agreement (the “Divestiture Purchase Agreement”) with Acella Holdings, LLC and Alora Pharmaceuticals LLC (“Alora”), pursuant to which the Company and such subsidiaries divested the Company’s legacy products business (the “Legacy Business”) to Acella Holdings, LLC through the sale of the equity interests of certain of the Company’s indirect subsidiaries and other assets, including the Company’s Marietta, Georgia manufacturing facility, comprising the Legacy Business for approximately $111 million in cash (the “Divestiture”), subject to customary post-closing adjustments, and the contingent right to receive post-closing payments of up to an additional $60 million upon the achievement of certain milestones related to continued market exclusivity for a period of time and net sales volume of certain products of the Legacy Business following the closing of the Divestiture.
In January, February and March 2022, the Company received an aggregate of $5.0 million in cash from Alora related to contingent milestone payments earned in connection with the sale of the Legacy Business.
On January 19, 2022, the Company announced that it had changed its name from “Osmotica Pharmaceuticals plc” to “RVL Pharmaceuticals plc”, effective as of January 17, 2022, as part of a rebranding that reflects a strategy to become a growth company in eye care and medical aesthetics, and, as part of this transformation, the Company launched a new corporate website www.rvlpharma.com. Our website is not a part of this proxy statement and is not incorporated by reference in this proxy statement.

In February 2023, the Company received $5.0 million in cash from Alora related to a contingent milestone payment earned in connection with the sale of the Legacy Business.
14.3.	June 2021 Credit Agreement Amendment
On June 24, 2021, Osmotica Pharmaceutical Corp. and Valkyrie Group Holdings, Inc., each a subsidiary of the Company (collectively, the “Borrowers”), along with certain other subsidiaries of the Company, entered into a contingent amendment agreement, dated as of June 24, 2021 (the “Credit Agreement Amendment”) with all of the lenders party to the Borrowers’ existing credit agreement which amended the Borrowers’ existing credit agreement to permit the transactions contemplated by the Divestiture Purchase Agreement. The Credit Agreement Amendment further provided that (i) the Borrowers would make payments to reduce the outstanding term loan balance to $30.0 million upon closing of the Divestiture, (ii) the Borrowers’ revolving credit facilities would be terminated (50% upon signing of the Credit Agreement Amendment and the remaining 50% upon closing of the Divestiture), (iii) the maturity of the term loans would be shortened to the earlier of (x) one hundred twenty (120) calendar days after the closing of the Divestiture and (y) one hundred fifty (150) calendar days after signing of the Credit Agreement Amendment, (iv) RVL Pharmaceuticals plc would contribute substantially all of its cash on hand to the Borrowers upon closing of the Divestiture and (v) the Borrowers would pay fees to the lenders based upon the outstanding principal balance of the term loans at certain times after closing of the Divestiture. This existing credit agreement was subsequently terminated on October 12, 2021.
14.4.	September 2021 Sales Agreement
On September 8, 2021, the Company entered into a sales agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”) under which the Company may offer and sell its ordinary shares having aggregate sales proceeds of up to $75.0 million from time to time through Cantor as its sales agent by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, including, without limitation, sales made directly on the Nasdaq Global Select Market or any other existing trading market for the Company’s ordinary shares. In the year ended December 31, 2021, we sold 146,162 of our ordinary shares at a weighted-average price of $3.13 for aggregate proceeds of $0.5 million and net proceeds to us of $0.0 million, after deducting commissions and offering expenses payable by us.
14.5.	October 2021 Note Purchase Agreement and August 2022 and March 2023 Amendments to Note Purchase Agreement
On October 1, 2021, the Company, Osmotica Pharmaceutical Corp. and RVL Holdings US LLC entered into a note purchase agreement with, among others, Athyrium Opportunities IV Acquisition LP, as administrative agent, and Athyrium Opportunities IV Acquisition 2 LP as the purchaser (the “Note Purchase Agreement”) providing for the issuance of senior secured notes (the “Notes”) in an aggregate principal amount of up to $100 million in three separate tranches. On October 12, 2021, the Company issued $55.0 million first tranche notes. The Note Purchase Agreement provided that, prior to October 12, 2022, upon satisfaction of certain conditions, including a minimum net product sales target for Upneeq over a specified period of time (the “Second Tranche Condition”), the Company may request second tranche notes of up to $20.0 million.
On August 4, 2022, the Company, Osmotica Pharmaceutical Corp. and RVL Holdings US LLC entered into an amendment to the Note Purchase Agreement (the “First Amendment”) with, among others, Athyrium Opportunities IV Acquisition LP, as administrative agent, Athyrium Opportunities IV Acquisition 2 LP, as the existing purchaser of the first tranche notes, and Athyrium Opportunities IV Co-Invest 1 LP, as the new purchaser of the second tranche notes. The First Amendment provided, among other things, for the waiver of the Second Tranche Condition and, upon the satisfaction of certain other funding conditions, the issuance of the second tranche Notes in an aggregate principal amount equal to $20 million. Furthermore, Athyrium Opportunities IV Co-Invest 1 LP committed to purchase certain third tranche Notes and, at any time after August 4, 2022 but prior to April 15, 2023, upon the satisfaction of certain conditions, including a minimum net product sales target for Upneeq over a specified period of time, the Company may request the issuance of third tranche Notes in an aggregate principal amount of up to $25 million.

The Notes require quarterly repayments equal to 5.0% of the principal outstanding beginning on March 31, 2024 with any residual balance due at maturity on October 12, 2026. Under the Note Purchase Agreement, as amended, RevitaLid Pharmaceutical Corp. (formerly Osmotica Pharmaceutical Corp.) continues to have the option to voluntarily prepay the Notes upon the satisfaction of certain conditions and with each such prepayment being accompanied by, as applicable, (1) a make-whole premium, (2) an exit fee of 2% of the principal amount of the Notes prepaid, (3) certain other fees, indemnities and expenses and (4) all accrued interest on the principal amount of the Notes being so prepaid. The Notes must be prepaid upon the receipt of cash under certain defined conditions, including from voluntary and involuntary asset dispositions, extraordinary receipts, issuance of new indebtedness, and contingent milestone payments for the legacy business paid by Alora, each such prepayment being accompanied by, as applicable, the fees described in (1) through (4) above. The exit fee described in (2) above is payable on the principal amount of all notes prepaid or repaid, including upon the repayment of the notes upon maturity. The First Amendment provided for the reset of the date from which the make whole premium is applicable with respect to the first tranche Notes. Specifically, the make whole premium with respect to the first tranche Notes will change from October 12, 2021 to either (A) March 1, 2022, if the third tranche Notes are not issued or (B) the date on which the second tranche notes are issued, if the third tranche Notes are issued. The First Amendment further provided that the make whole premium with respect to the (x) second tranche Notes, if issued, will be applicable from the date on which the second tranche Notes are issued until the second anniversary thereof and (y) third tranche Notes, if issued, will be applicable from the date on which the third tranche Notes are issued until the second anniversary thereof.
Further, the First Amendment provided for the replacement of a LIBOR-based interest rate under the Note Purchase Agreement with a Term SOFR-based interest rate. After September 30, 2022, any outstanding Notes bear interest at a rate of 9.0% plus adjusted three-month Term SOFR, with a floor of 1.50% and cap of 3.00%, payable in cash quarterly arrears, and will continue to mature five (5) years following the date of issuance of the first tranche Notes.
The Notes are guaranteed on a senior secured basis by the Company and certain of its subsidiaries. The Notes and guarantees are secured by substantially all of the assets of the Company and its U.S. subsidiaries. Subject to certain exceptions and qualifications, the Note Purchase Agreement contains covenants that, among other things, limit the Company’s ability and the ability of its restricted subsidiaries, including the guarantors, to (i) incur additional indebtedness or issue certain disqualified capital stock, (ii) create liens, (iii) transfer or sell assets, (iv) make certain investments, loans, advances and acquisitions, (v) engage in consolidations, amalgamations or mergers, or sell, transfer or otherwise dispose of all or substantially all of their assets, and (vi) enter into certain transactions with affiliates. The Note Purchase Agreement also provided for events of default that we consider to be usual and customary.
In addition, the restrictive covenants in the Note Purchase Agreement require the Company to comply with certain minimum liquidity requirements and minimum quarterly product sales requirements. At any time, the Company is required to maintain unrestricted cash and cash equivalents greater than or equal to $15.0 million, and, as of the end of each fiscal quarter, it is required to maintain consolidated Upneeq net product sales greater than or equal to specified quarterly thresholds (currently at $8.0 million for the quarter ending June 30, 2023, and increasing in $1.0 million increments each quarter thereafter until the quarter ending June 30, 2024, for which quarter and all subsequent quarters the threshold is $12.0 million).
In January, February, and March of 2022, the Company obtained waivers from the purchaser of mandatory repayments of an aggregate of $5.0 million in principal of the Notes as otherwise required under the Note Purchase Agreement, in exchange for a consent fee of $0.2 million, resulting in net proceeds of $4.8 million.
In February 2023, the Company received $5.0 million in cash from Alora related to a contingent milestone payment earned in connection with the sale of the Legacy Business. In March 2023, the Company paid the $5.0 million to the lenders in satisfaction of mandatory repayment conditions required under the Note Purchase Agreement, as amended, thereby reducing the outstanding principal balance of the second tranche Senior Secured Notes by $4.3 million.

On March 8, 2023, the Company, RevitaLid Pharmaceutical Corp. and RVL Holdings US LLC entered into a second amendment to the Note Purchase Agreement (the “Second Amendment”) with, among others, Athyrium Opportunities IV Acquisition LP, as administrative agent, Athyrium Opportunities IV Acquisition 2 LP and Athyrium Opportunities IV Co-Invest 1 LP, as existing purchasers of the first and second tranche notes. The Second Amendment provided solely for the immediate reduction of the minimum liquidity requirement from $15.0 million to $12.5 million.
14.6.	October 2021 Share Subscription Agreement
As a condition to the effectiveness of the Note Purchase Agreement, on October 1, 2021, the Company entered into a share subscription agreement with Athyrium Opportunities IV Acquisition 2 LP, as the purchaser of Notes (the “2021 Share Subscription Agreement”). On October 12, 2021, the Company issued and allotted 6,148,832 of the Company’s ordinary shares to Athyrium Opportunities IV Acquisition 2 LP for a price of $0.01 per share, or an aggregate price of $61,488.32, pursuant to the 2021 Share Subscription Agreement. The number of ordinary shares issued and allotted was equal to $15,000,000 divided by the volume-weighted average price per ordinary share in the sixty (60) trading days ended October 8, 2021.
14.7.	Underwriting Agreement Related to October 2021 Equity Financing
On October 6, 2021, the Company entered into an underwriting agreement with H.C. Wainwright & Co., LLC (“H.C. Wainwright”), pursuant to which the Company agreed to sell to H.C. Wainwright, and H.C. Wainwright agreed to purchase, 14,000,000 of the Company’s ordinary shares and warrants to purchase 14,000,000 of the Company’s ordinary shares (the “Firm Warrants”). In addition, the Company granted H.C. Wainwright a thirty (30) calendar day option to purchase up to an additional 2,100,000 ordinary shares and/or warrants to purchase an additional 2,100,000 ordinary shares (the “Optional Warrants” and, together with the Firm Warrants, the “Warrants”). On October 11, 2021, H.C. Wainwright exercised its option to purchase the Optional Warrants. The ordinary shares were sold at a price of $2.3499906 per share and the Warrants were sold at a price of $0.0000094 per Warrant, less underwriting discounts and commissions. The aggregate net proceeds from the follow-on offering were approximately $32.5 million after deducting underwriting commissions and offering expenses.
The Warrants have an exercise price of $3.10 per warrant, subject to adjustments as provided under the terms of the form of warrant, were exercisable immediately, and will expire three and one half years from the date of issuance, on March 12, 2025. Additionally, the holders of Warrants are entitled, prior to exercise, to participate in any dividend or other distribution of the Company’s assets to holders of ordinary shares presuming the Warrants had been exercised. If exercised for cash by the holders, the Warrants would result in additional gross proceeds to the Company of $49.9 million. In the event of a “Fundamental Transaction” (as defined in the form of warrant), the holders of the Warrants have the contingent right to require the Company (or a successor entity) to redeem the Warrants for cash.
14.8.	August 2022 Share Subscription Agreements
On August 4, 2022, the Company entered into a series of share subscription agreements (collectively, the “2022 Share Subscription Agreements”) with Athyrium Opportunities IV Co-Invest 2 LP, Avista Healthcare Partners, L.P., Brian Markison and James Schaub (together, the “Equity Purchasers”), pursuant to which the Company agreed to sell and issue to the Equity Purchasers, in a private placement (the “Private Placement”), 15,451,612 ordinary shares of the Company in the aggregate. Pursuant to the 2022 Share Subscription Agreements, the closing of the Private Placement occurred on August 8, 2022. Pursuant to the 2022 Share Subscription Agreements, the Company issued and sold, at a purchase price of $1.55 per ordinary share, (i) 6,451,612 ordinary shares to Athyrium Opportunities IV Co-Invest 2 LP; (ii) 8,000,000 ordinary shares to Avista Healthcare Partners, L.P.; (iii) 850,000 ordinary shares to Brian Markison; and (iv) 150,000 ordinary shares to James Schaub, for aggregate gross proceeds to the Company of approximately $24 million, before deducting offering expenses payable by the Company. The 2022 Share Subscription Agreements also provided the Equity Purchasers with certain registration rights, and, in August 2022, we filed a registration statement on Form S-3 with the SEC to register for resale the ordinary shares purchased by the Equity Purchasers in the Private Placement.

15.	CONSENT
Davy Corporate Finance, which is regulated in Ireland by the Central Bank of Ireland, has given and has not withdrawn its written consent to the issue of this proxy statement with the inclusion of its name, its advice, and references thereto in the form and context in which they appear.
16.	INTENTIONS OF THE AVISTA SHAREHOLDERS, THE ALTCHEM SHAREHOLDERS AND THE MANAGEMENT INDIVIDUALS
16.1.
Each of the Avista Shareholders, the Altchem Shareholders, and the Management Individuals are not proposing any changes to the board of directors of the Company and has each confirmed that it does not intend, following any increase in its percentage shareholding as a result of the acquisition of additional shares in the capital of the Company, to seek any changes to the business of the Company or its subsidiaries or in the manner in which the existing business is carried on or to seek any redeployment of the assets of the Company or any of its subsidiaries.

16.2.
Each of the Avista Shareholders, the Altchem Shareholders, and the Management Individuals has also confirmed that following any percentage increase in its shareholding arising from the acquisition of additional shares in the capital of the Company of its ordinary shares, it is its intention that the existing employment rights, conditions of employment and pension rights of all employees of the Company and its subsidiaries will be safeguarded, and that there will be no material change in the conditions of employment of employees of the Company.

17.	GENERAL
17.1.
No agreement, arrangement or understanding (including any compensation arrangement) having any connection with or dependence upon Proposal 3 exists between the Concert Party or any person acting in concert with them and any of the directors of the Company, recent directors of the Company or any of the holders or recent holders of, or any persons interested or recently interested in, relevant securities of the Company.

17.2.
No agreement, arrangement or understanding exists whereby any ordinary shares which may be acquired in pursuance of the transaction which is the subject matter of Proposal 3 will be transferred to any other person.

17.3.
References in this proxy statement to “relevant securities” shall have the meaning assigned by Rule 2.1 of Part A of the Irish Takeover Rules, meaning: (i) securities of the Company which confer voting rights; (ii) equity share capital of the Company, Avista Shareholders or Altchem Shareholders; and/or (iii) securities or any other instruments conferring on their holders rights to convert into or subscribe for any new securities of any of the foregoing categories of securities.

17.4.
References in this proxy statement to “an interest in a relevant security” or “interested in relevant securities” means a person who has a long position in a relevant security and a person who has only a short position in a relevant security shall be deemed not to have an interest nor to be interested in that security and “interests in” and “interested in” shall be construed accordingly in relation to relevant securities.

17.5.
Except as disclosed in the Annual Report on Form 10-K for the same period, there has been no material change in the financial or trading position of the Company and its subsidiaries subsequent to the audited consolidated financial statements of the group for the year ended December 31, 2022.

17.6.
The market closing price quotations for ordinary shares of the Company for the first trading day in each of the six months immediately preceding the date of this proxy statement and for the Latest Practicable Date are listed below. If there have been no dealings in the ordinary shares of the Company on any relevant day, the price quoted is the midpoint between the high and low market guide prices.

Date	Price ($)
November 1, 2022	1.78
December 1, 2022	1.54
January 3, 2023	1.15
February 1, 2023	1.31
March 1, 2023	1.20
April 3, 2023	1.13
Latest Practicable Date (April [ ], 2023)	[ ]
18.	DOCUMENTS AVAILABLE FOR INSPECTION
Copies of the following documents will be available for inspection during normal business hours on any weekday (public holidays excepted) at the offices of A&L Goodbody, 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland up to and including June 15, 2023 and at ir.rvlpharma.com:
18.1.	the Memorandum and Articles of Association of the Company;
18.2.	the Certificate of Incorporation of AHP GP;
18.3.	the Memorandum and Articles of Association of Altchem;
18.4.	the audited consolidated accounts of the Company for the years ended December 31, 2022, 2021 and 2020;
18.5.	the waiver letter dated April 4, 2023 from the Irish Takeover Panel;
18.6.	the consent letter from Davy Corporate Finance referred to in paragraph 15 above;
18.7.	the material contracts referred to in paragraph 14 above; and
18.8.	this proxy statement.

VOTING REQUIREMENTS AND PROXIES
Proposals 1, 2 and 4 require the affirmative vote of a majority of votes properly cast by the shareholders entitled to vote at the Annual Meeting. Proposal 3 requires the affirmative vote of a majority of votes properly cast by the Independent Shareholders entitled to vote at the Annual Meeting. Proposal 5 requires the affirmative vote of not less than 75% of the votes cast at the Annual Meeting.
If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for each Proposal. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the board of directors or for only the remaining nominees.
If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote, brokers or nominees are generally not permitted to vote your shares on “non-routine” matters. However, broker nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. If a broker nominee holding shares in street name votes shares on some matters at the meeting but not others, a “broker non-vote” occurs. Broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast. Although the determination of whether a broker nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that at the Annual Meeting your broker nominee will not be able to submit a vote on Proposal 1 (Election of Directors) or Proposal 3 (Waiver of Offer Obligations under Rule 9 of the Irish Takeover Rules to Enable Acquisition of Ordinary Shares by Concert Party) unless it receives your specific instructions, but it will be able to vote on Proposal 2 (Ratification of the appointment of the independent registered public accounting firm and authorization of the board of directors, through the audit committee, to set the independent registered public accounting firm’s remuneration), Proposal 4 (Directors’ allotment authority proposal) and Proposal 5 (Pre-emption rights opt-out proposal) even if it does not receive your instructions. As a result, if your broker nominee does not receive your specific voting instructions, it will submit a broker non-vote on Proposal 1 and Proposal 3 and may vote on Proposal 2, Proposal 4 and Proposal 5 even if it does not receive your instructions.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
A shareholder who intends to present a proposal at the 2024 annual general meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Secretary no later than [ ]. Written proposals may be mailed to us at RVL Pharmaceuticals plc, 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland. A shareholder who intends to nominate a director or present any other proposal at the 2024 annual general meeting of shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than [ ] and no later than [ ]; except if the date of the 2024 annual general meeting of shareholders is changed by more than thirty (30) calendar days from the first anniversary date of the Annual Meeting, the shareholder’s notice must be so received not earlier than one hundred and twenty (120) calendar days prior to such meeting and not later than the close of business on the later of (i) the 90th calendar day prior to such meeting or (ii) the 10th calendar day following the day on which a public announcement of the date of the meeting is first made. Any shareholder who intends to solicit proxies in support of a director nominee other than the Company’s nominees must also comply with Rule 14a-19 under the Exchange Act. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our Articles of Association, which have been filed with the SEC, describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our Articles of Association. The chairperson of the meeting shall, in his or her discretion and if the facts warrant such determination, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of the Articles of Association or under the Exchange Act, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules concerning the delivery of proxy materials allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family, unless we have received contrary instructions from one or more of the shareholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.
We will undertake to deliver promptly, upon written request, a separate copy to a shareholder at a shared address to which a single copy of the proxy materials was delivered. You may make a written request by sending a notification to our Secretary at the address below, providing your name, your shared address, and the address to which we should direct the additional copy of the proxy materials. Multiple shareholders sharing an address who have received one copy of a mailing and would prefer us to mail each shareholder a separate copy of future mailings should contact us at the below address, as well. Additionally, if current shareholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be sent to us at the below address. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
Any request relating to receipt of proxy materials should be sent to: Secretary, RVL Pharmaceuticals plc, 400 Crossing Boulevard, Bridgewater, N.J. 08807, USA.
OTHER MATTERS
At the time of mailing of this proxy statement, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.
We will bear the cost of solicitation of proxies. This includes the charges and expenses of banks, brokers and other nominees for forwarding solicitation material to beneficial owners of our outstanding common stock. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and information support for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $25,000 in the aggregate. In addition, we may supplement our efforts to solicit your proxy in the following ways:
•	We may contact you using the telephone or electronic communication;
•	Our directors, officers or other employees may contact you personally; or
•	Alliance Advisors, LLC or any other third parties we may hire as agents for the sole purpose of contacting you regarding your proxy may contact you.
We will not pay directors, officers or other employees any additional compensation for their efforts to supplement our proxy solicitation. We anticipate banks, brokers and other nominees will forward soliciting material to the beneficial owners of ordinary shares entitled to vote at the Annual Meeting and that we will reimburse those persons for their out-of-pocket expenses incurred in performing such services.
If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact:
Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
SGTX@allianceadvisors.com

ATTENDING THE ANNUAL MEETING
The Annual Meeting will take place at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland. To attend the Annual Meeting, you must demonstrate that you were an RVL shareholder as of the close of business on April [ ], 2023 or hold a valid proxy for the Annual Meeting from such a shareholder. If you were not a shareholder of record but hold shares through a bank, broker or other nominee, you may present a brokerage statement showing proof of your ownership of ordinary shares of RVL as of April [ ], 2023. A shareholder entitled to attend and vote at the Annual Meeting is also entitled, using the proxy card provided, to appoint one or more proxies to attend, submit questions, speak and vote instead of him or her at the Annual Meeting. A proxy need not be a shareholder of record. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

Preliminary - Subject to Completion

RVL PHARMACEUTICALS

RVL PHARMACEUTICALS PLC
400 CROSSING BOULEVARD
BRIDGEWATER, NJ 08807

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 14, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and statutory financial statements electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 14, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 to be received no later than June 14, 2023.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V12618-P89234 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

RVL PHARMACEUTICALS PLC

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

	For	Against	Abstain
1a. Brian Markison	☐	☐	☐
1b. Joaquin Benes	☐	☐	☐
1c. David Burgstahler	☐	☐	☐
1d. Gregory L. Cowan	☐	☐	☐
1e. Michael DeBiasi	☐	☐	☐
1f. Alisa Lask	☐	☐	☐
1g. Sriram Venkataraman	☐	☐	☐
1h. Juan Vergez	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

The Board of Directors recommends you vote FOR Proposal 2.

The Independent Directors of the Board of Directors recommend you vote FOR Proposal 3.

The Board of Directors recommends you vote FOR Proposal 4.

The Board of Directors recommends you vote FOR Proposal 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders:
The Notice and Proxy Statement, Annual Report on Form 10-K, and on or before May 23, 2023 the Irish Statutory Financial Statements, will be available at www.proxyvote.com.

V12619-P89234

RVL PHARMACEUTICALS PLC
Annual General Meeting of Shareholders
June 15, 2023 3:00 PM LST
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Brian Markison and Christopher Klein or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of RVL PHARMACEUTICALS PLC that the undersigned shareholder(s) is/are entitled to vote, with all powers which the undersigned would possess if personally present at the meeting, at the Annual General Meeting of Shareholders to be held on Thursday, June 15, 2023 at 3:00 PM LST at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland, and at any adjournment or postponement thereof. You may vote at the Annual General Meeting if you were a shareholder of record at the close of business on April 20, 2023.

Only independent shareholders are entitled to vote on Proposal 3. If you are not an independent shareholder and vote on Proposal 3, your vote will be discarded (on that Proposal only).

A shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak, vote and demand a poll or join in demanding a poll instead of him or her at the Annual General Meeting. A proxy need not be a shareholder of record. If you wish to nominate a proxy other than Brian Markison or Christopher Klein, please contact our Company Secretary at 400 Crossing Blvd., Bridgewater, NJ 08807. Any such nominated proxy must attend the Annual General Meeting in person in order for your votes to be cast.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' or the Independent Directors' recommendations.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof.

Continued and to be signed on reverse side